UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FFLC Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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FFLC Bancorp, Inc.

800 North Boulevard

P.O. Box 490420

Leesburg, Florida 34749

March 31, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of FFLC Bancorp, Inc., which will be held on May 12, 2005, at 2:00 p.m. local time. The annual meeting will be held at the Leesburg Community Building, 109 E. Dixie Avenue, Leesburg, Florida.

At the annual meeting, you will be asked to consider and vote on approval of an Agreement and Plan of Merger, dated as of January 14, 2005, between FFLC and The Colonial BancGroup, Inc. The agreement provides for us to merge with Colonial BancGroup. In the merger, you will receive either two shares of Colonial BancGroup common stock or $42.00 cash in exchange for each share of FFLC common stock that you own. You will be allowed to make an election as to how much stock and how much cash you receive. However, under the terms of our agreement with Colonial BancGroup, it will not have to pay more than about 35% of our total outstanding shares in cash. Therefore, if FFLC Shareholders elect to receive too much cash, the shareholders electing cash will have the amount of cash they receive reduced and the amount of stock they receive increased on a pro rata basis. Shareholders electing to receive all stock and shareholders who do not make an election, will receive all stock. Your election form will be sent in a separate envelope in a few days. Please take the time to complete and return your proxy card now.

Please see the attached Proxy Statement-Prospectus for a detailed description of the terms of the merger. Please refer to page              of the Proxy Statement-Prospectus for a more complete description of the consideration you will receive at the completion of the merger.

Your board of directors has unanimously approved the agreement as being in the best interests of the FFLC shareholders and recommends that you vote in favor of the approval of the agreement.

At the annual meeting, you will also be asked to vote on proposals for the election of three directors and the ratification of FFLC’s independent accountants.

Additional information regarding the annual meeting, merger agreement, the merger, FFLC and Colonial BancGroup is set forth in the attached Proxy Statement-Prospectus. This document also serves as the prospectus for the shares of Colonial BancGroup common stock to be issued in connection with the merger. Please read these materials and carefully consider the information contained in them.

The affirmative vote of the holders of a majority of the outstanding shares of FFLC common stock is required to approve the agreement. Accordingly, your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the annual meeting, you are urged to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the annual meeting. If you attend the annual meeting, you may vote in person if you wish, and your proxy will not be used.

If you wish some portion of your merger consideration to be paid in cash, you must also complete the enclosed election form and return it to the Secretary of FFLC by 5:00 p.m. on May 11, 2005. If FFLC has not received your completed election form by this time then you will receive two shares of Colonial BancGroup common stock for each share of FFLC common stock that you own in the merger and no cash.

Sincerely,

/S/    STEPHEN T. KURTZ

Stephen T. Kurtz

President and CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this Proxy Statement-Prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement-Prospectus is dated March 31, 2005 and is first being mailed to the shareholders of FFLC on or about March 31, 2005.

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800 North Boulevard West

P.O. Box 490420

Leesburg, Florida 34749-0420

FFLC BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2005, at 2:00 p.m.

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of FFLC Bancorp, Inc. will be held at the Leesburg Community Building, 109 E. Dixie Avenue, Leesburg, Florida, on May 12, 2005, at 2:00 p.m., local time, for the following purposes:

1. Merger. To consider and vote upon the authorization, adoption and approval of the Agreement and Plan of Merger, dated January 14, 2005, by and between The Colonial BancGroup, Inc. and FFLC Bancorp, Inc. Colonial BancGroup will be the surviving corporation in the merger. At the time of the merger, each share of your FFLC common stock will be converted into the right to receive a number of shares of Colonial BancGroup common stock or cash as determined in accordance with the terms of the Agreement and Plan of Merger, as described more fully in the accompanying Proxy Statement-Prospectus. The Agreement is attached to the Proxy Statement-Prospectus as Appendix A. You are entitled to assert dissenters’ rights pursuant to the Delaware General Corporation Law. A copy of the dissenters’ rights provisions is attached to the enclosed Proxy Statement-Prospectus as Appendix B.

2. Election of Directors. The election of three directors for terms of three years each.

3. Ratification of Independent Auditor. The ratification of the appointment of Hacker Johnson & Smith PA as independent auditor of FFLC for the fiscal year ending December 31, 2005.

4. Other Matters. To transact such other business as may properly come before the Annual meeting or any adjournments or postponements thereof.

We have fixed the close of business on March 23, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual meeting. Only our holders of record at the close of business on that date will be entitled to notice of and to vote at the Annual meeting or any adjournments or postponements thereof.

You are cordially invited to attend the Annual meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with our president, by executing a later dated proxy and delivering it to our president, or by attending the Annual meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/S/    SANDRA L. RUTSCHOW

Sandra L. Rutschow

Vice President and Corporate Secretary

i

This prospectus incorporates important business and financial information about BancGroup and FFLC that is not included in or delivered with the prospectus. You may request this information at no cost by writing or telephoning BancGroup or FFLC at the following:

Helena T. Duncan	Sandra L. Rutschow
Secretary	Secretary
The Colonial BancGroup, Inc.	FFLC Bancorp, Inc.
Colonial Financial Center	800 North Boulevard West
One Commerce Street	Leesburg, Florida 34749
Eighth Floor	(352) 787-3311
Montgomery, Alabama 36104
(334) 240-5000

In order to obtain information prior to the annual meeting, you must make your request by May 5, 2005.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What should I do now?

A:    Send in your proxy card. After reviewing this document, indicate on your proxy card how you want to vote, and sign, date, and mail it in the enclosed envelope as soon as possible to ensure that your shares will be represented at the annual meeting.

If you sign, date, and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the annual meeting, it will have the effect of voting against the merger.

Q:    When will I receive my election form and what should I do when I receive it?

A:    Send in your election form with your stock certificate(s). You should receive your election form in about five business days. You should complete, sign and date your election form and mail it in the envelope that will be provided. Your election form will be sent to Colonial BancGroup’s transfer agent. It is not mandatory that you complete an election form, but if you do not complete and return it, your merger consideration will be 100% Colonial BancGroup common stock. Even if you do not desire to receive any cash consideration in the merger, we ask that you return your election form with your stock certificates as that will aid Colonial BancGroup’s transfer agent in the exchange process. You may not make an election, and any election you have made will be final, at 5:00 p.m. on the day before the annual meeting.

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Yes, if you give your broker instructions on how to do so. Your broker will vote your shares of FFLC common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger agreement and the merger.

Q:    If my shares are held in “street name” by my broker, will my broker complete my election form for me?

A:    Yes, if you give your broker instructions on how to do so. Your broker will complete your election form only if you provide your broker with instructions on how to do so. You should instruct your broker how to complete your election form by following the directions your broker provides. If you do not provide instructions to your broker, your election form will not be completed and you will receive two shares of Colonial BancGroup common stock for each share of FFLC common stock held for you by your broker and no cash.

Q:    Can I change my mind and revoke my proxy?

A:    Yes. You may revoke your proxy up to the time of the annual meeting by taking any of the actions explained under “The Annual Meeting—Solicitation, Voting and Revocation of Proxies” on page 13 of this proxy statement-prospectus, including by giving a written notice of revocation, by signing and delivering a new later-dated proxy, or by attending the annual meeting and voting in person.

Q:    Can I change my election form?

A:    Yes. You may change your election up to 5:00 p.m. on May 11, 2005 by following the instructions under “The Merger—Election of Consideration” on page 28 of this proxy statement-prospectus, including by giving a written notice of revocation or by signing and delivering a new later-dated election form.

Q:    Can I vote my shares in person?

A:    Yes. You may attend the annual meeting and vote your shares in person rather than signing and mailing your proxy card.

Q:    Should I send in my stock certificates now?

A:    Do not return your certificates with your proxy card. After you receive your election form, you should complete and sign it and send in your stock certificates with the election form by following the instructions contained in the election form. If you make no election, after the merger is completed, BancGroup or its transfer agent will send you written instructions explaining how you exchange your FFLC common stock certificates for certificates representing shares of BancGroup common stock.

Q:    When do you expect the merger to be completed?

A:    We expect the merger to be completed in the second quarter of 2005. However, the timing of the completion of the merger is dependent on the merger agreement being approved by our shareholders as well as the approval of certain bank regulatory agencies and the satisfaction of other conditions described in this proxy statement-prospectus.

Q:    Whom can I call with questions?

A:    If you want additional copies of this document, or if you want to ask any questions about the merger agreement or the merger, you should contact: Sandra L. Rutschow, Vice President and Corporate Secretary of FFLC Bancorp, Inc., Telephone: (352) 787-3311.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that will be important to you as you consider your vote. You should carefully read the entire document and the other documents to which we refer. These will give you a more detailed description of the transaction that we are proposing. For more information about Colonial BancGroup, see “Where You Can Find More Information” (page     ). Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in the proxy statement/prospectus. In this section, the terms “we” and “us” refer to FFLC.

The Companies

One Commerce Street

Post Office Box 1108

Montgomery, Alabama 36101

(334) 240-5000

The Colonial BancGroup, Inc. is a $18.9 billion financial services company providing diversified services including retail and commercial banking, wealth management services, mortgage banking and insurance through its branch network, private banking offices or officers, ATMs and the internet as well as other distribution channels to consumers and businesses. At December 31, 2004, BancGroup’s branch network consisted of 292 offices in Florida, Alabama, Georgia, Nevada, Tennessee and Texas.

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800 North Boulevard West

P.O. Box 490420

Leesburg, Florida 34749-0420

(352) 787-3311

FFLC is a savings and loan holding company whose wholly-owned subsidiary, First Federal Savings Bank of Lake County, provides corporate and retail banking services principally in Lake County, Florida and surrounding areas. As of December 31, 2004, FFLC’s total assets were about $1.1 billion, deposits were about $795.2 million and shareholders’ equity was about $84.5 million.

The Merger (page     )

The merger agreement is the document that controls the anticipated merger between FFLC and BancGroup. We encourage you to read the entire merger agreement, which is attached as Appendix A.

The merger agreement provides for the following:

FFLC will merge into Colonial BancGroup. When the merger becomes effective, FFLC will cease to exist as a separate entity and you, as a shareholder of FFLC, will be entitled to receive either two shares of Colonial BancGroup common stock or $42.00 cash for each share of FFLC common stock that you own. Under the terms of the merger agreement, Colonial BancGroup is not obligated to pay more than $[79,559,369] (assuming [5,412,202] shares of FFLC common stock are outstanding at the time of the completion of the merger) in cash. If FFLC shareholders elect to receive more cash than Colonial BancGroup is required to pay, then FFLC shareholders electing cash will have the amount of cash they will receive reduced and the amount of stock they will receive increased on a pro rata basis.

As an example, if there are 5,412,202 shares of FFLC common stock outstanding at the time of the completion of the merger (in which case Colonial BancGroup is not obligated to pay more than $79,559,369 of the total merger consideration in cash), and the FFLC shareholders make an aggregate cash election of $113,656,242, then that would be $34,096,873 more than Colonial BancGroup is required to pay in cash, and would represent approximately 811,830 shares of Acquired Corporation Stock. The electing shareholders who had elected cash would have their cash portion of the merger consideration reduced on a pro rata basis and would instead receive an aggregate of 1,623,660 shares of BancGroup Common Stock. On an individual basis, each electing shareholder who had elected some portion of his or her merger consideration to be paid in cash would in fact receive cash for 70% of the FFLC common stock that he or she had originally elected to be paid in cash and the remaining 30% of FFLC common stock that the electing shareholder had requested cash for would be paid in Colonial BancGroup common stock.

BancGroup will not issue fractional shares in the merger. If the number of shares you are to receive is not a whole number, you will receive $42.00 cash times the fraction of your FFLC common stock that is not converted into Colonial BancGroup common stock.

Comparative Market Prices (page     )

BancGroup’s common stock is traded on the New York Stock Exchange under the symbol CNB. On January 14, 2005, the last trading day before we announced the signing of the merger agreement, the closing price of BancGroup’s common stock was $20.00.

FFLC’s common stock is traded on the NASDAQ National Market system under the symbol FFLC. On January 14, 2005, the last trading day before we announced the signing of the merger agreement, the closing price of FFLC’s common stock was $35.03.

The following table summarizes the comparative values of the two stocks just before the merger agreement was signed and the BancGroup equivalent price per share of FFLC common stock.

BancGroup(1)	FFLC(2)	Equivalent price per FFLC share(3)
$20.00	$35.03	$40.00

(1)	Closing price on January 14, 2005.
(2)	Closing price on January 14, 2005.
(3)	If the merger had closed on January 14, 2005, you would have received two (2) shares of BancGroup common stock for each share of FFLC common stock you owned on that date.

Fairness Opinion (page     )

In deciding to approve the merger, your Board of Directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., that, based upon and subject to the assumptions made and matters set forth in the written opinion, as of January 14, 2005, the consideration to be received by the shareholders of FFLC in the merger, is fair, from a financial point of view, to such shareholders. We have attached as Appendix C the written opinion of Keefe, Bruyette & Woods, Inc., dated as of January 14, 2005. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc., in providing its opinion.

The Annual Meeting (page     )

We will hold an annual meeting of the shareholders of FFLC at 2:00 p.m. local time, on May 12, 2005 at Leesburg Community Building, 109 E. Dixie Avenue, Leesburg, Florida. At the meeting, we will ask the shareholders to approve the merger agreement, elect directors and ratify the appointment of our independent auditor and to act on any other matters that may be put to a vote at the meeting.

Our Recommendation to our Shareholders (page     )

Based on FFLC’s reasons for the merger described herein, including the opinion of Keefe, Bruyette & Woods, Inc. referred to above, your Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “For” the proposal to approve the merger agreement. In addition, the Board of Directors recommends you vote “FOR” the election of the nominees proposed by the Board, and “FOR” the ratification of the appointment of Hacker, Johnson & Smith PA as independent auditors of FFLC.

Record Date; Voting Power (page     )

You may vote at the annual meeting if you owned FFLC shares as of the close of business on March 23, 2005. You will have one vote for each share of stock you owned on that date.

Vote Required (page     )

If a quorum is present at the annual meeting, then the affirmative vote of a majority of the outstanding shares will be sufficient to approve the merger agreement. A quorum consists of a majority of the shares outstanding on the record date. On the record date, 5,412,202 shares of FFLC common stock were outstanding. The directors of FFLC own an aggregate of 833,910 shares of FFLC common stock representing approximately 15.1% of the outstanding shares. These individuals have agreed with Colonial BancGroup to vote their shares in favor of the merger agreement. Accordingly, if these individuals vote as they have agreed with Colonial BancGroup, then the merger agreement will be approved if holders of 1,872,192 of the remaining outstanding shares, representing 34.6% of the total outstanding, also vote to approve the merger agreement. Under Delaware law and FFLC’s Certificate of Incorporation, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees being proposed is withheld. As to other matters that may properly come before the Annual meeting, such matters shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes, or proxies marked “ABSTAIN” as to that matter unless otherwise required by law.

Election Form (page     )

In a few days you should receive an election form. You may use this form to elect what percentage of cash, if any, you wish to receive for your shares of FFLC common stock. If you do not return an election form by the deadline, then your merger consideration will only be in the form of Colonial BancGroup common stock (except for cash received for a fractional share). The deadline by which election forms must be received by FFLC is 5:00 p.m. on the day prior to the annual meeting. If you choose to receive some portion of your merger consideration in cash, you will be taxed on the cash that you receive (see Federal Income Tax Consequences on page     ).

Colonial BancGroup is only obligated to pay a certain portion of the total consideration in cash (up to 35% of the outstanding FFLC shares will be paid in cash). If too many FFLC shareholders elect to receive too much cash, then all FFLC shareholders electing cash will have their cash election reduced and their stock election increased on a pro rata basis. If you have not received an election form within five business days of receiving this proxy statement-prospectus, or if you desire to receive another election form, please contact Sandra Rutschow at (352) 787-3311.

Exchange of Certificates (page     )

Shortly after we complete the merger, Colonial BancGroup, or its transfer agent, will send you detailed instructions on how to exchange your shares. UNLESS YOU HAVE COMPLETED AN ELECTION FORM AND INCLUDED YOUR STOCK CERTIFICATES WITH YOUR ELECTION FORM IN ACCORDANCE WITH THE ELECTION FORM INSTRUCTIONS, PLEASE DO NOT SEND US OR BANCGROUP ANY STOCK CERTIFICATES UNTIL YOU RECEIVE THOSE INSTRUCTIONS.

Conditions to Completion of the Merger (page     )

The completion of the merger depends on meeting a number of conditions, including the following:

•	the shareholders of FFLC must approve the merger agreement;

•	all required regulatory approvals must be received, and any waiting periods must have passed;

•	there must be no governmental order blocking completion of the merger, and no proceedings by a government body trying to block the merger;

•	the completion of the merger before September 30, 2005; and

•	the receipt of certain professional opinions.

Unless prohibited by law, either FFLC or Colonial BancGroup could elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

Termination of the Merger Agreement (page     )

BancGroup and FFLC can agree at any time to terminate the merger agreement before completing the merger, even if the shareholders of FFLC have already voted to approve it.

Either company can also terminate the merger agreement:

•	if the other party has materially breached the merger agreement and has not cured the breach;

•	if the merger has not been completed by September 30, 2005, (provided that the failure to complete has not been caused by the breach of the company electing to terminate); or

•	if FFLC enters into a binding agreement with any third party to merge with, or sell control to, that third party. In that event, Colonial BancGroup will have the right to receive a payment of $10,000,000 from FFLC or its acquirer.

Federal Income Tax Consequences (page     )

We expect that neither the two companies nor the FFLC shareholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except in connection with any cash payment that a

FFLC shareholder may elect to receive, may receive for a fractional share, or may receive pursuant to the exercise of dissenter’s rights. Colonial BancGroup has received an opinion from PricewaterhouseCoopers LLP that this will be the case. The tax opinion is based upon customary assumptions contained therein, including the assumption that consideration other than Colonial BancGroup common stock (including cash in lieu of fractional shares, cash consideration in exchange for outstanding options and cash paid to FFLC shareholders electing to receive cash on the merger) will represent no more than 50% of the total fair market value of all consideration paid to FFLC shareholders in the transaction. The opinion will not bind the Internal Revenue Service, which could take a different view. We expect that any cash received will be treated as capital gain for federal income tax purposes.

This non-recognition of gain or loss tax treatment will not apply to any cash received in connection with the merger or to a FFLC shareholder who chooses to dissent from the transaction and receive cash instead of Colonial BancGroup stock for such shareholder’s FFLC stock as provided under Delaware law. The procedures for exercising dissenters’ rights are discussed at page     .

Determining the actual tax consequences to you as an individual taxpayer can be complicated. For example, the opinion referred to above does not address any tax issues arising under state law. The overall tax treatment applicable to you will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Accounting Treatment (page     )

The merger will be accounted for as a purchase. The purchase price will be allocated to the fair value of the net tangible and identifiable intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Interests of Persons Involved in the Merger that are Different from Yours (page     )

Certain directors, executive officers and employees of FFLC have interests in the merger that are different from your interests. These differing interests include the following:

•	Directors, executive officers and employees of FFLC currently hold options to acquire 194,309 shares of FFLC common stock. BancGroup and each holder of FFLC stock options have agreed that such holder will exchange his or her FFLC stock options for the right to receive either (i) Colonial BancGroup options equal to twice the number of shares of FFLC common stock that would have been issuable in connection with the exercise of the FFLC stock options and exercisable at half of such employees’ FFLC option exercise price or (ii) a cash payment equal to $42.00 multiplied by the number of shares of FFLC common stock that would have been issuable in connection with the exercise of the FFLC stock options less the aggregate exercise price for such FFLC stock options.

•	FFLC currently indemnifies its directors and certain officers, employees and agents against loss from claims arising out of their position with FFLC. For a period of six years after the merger, Colonial BancGroup will, subject to some limitations, continue to indemnify those persons against claims that arise from the period when they worked for, or served as directors of, FFLC.

•	Upon completion of the merger, FFLC employees will either become employees of Colonial BancGroup or one of its subsidiaries and become eligible for Colonial BancGroup’s employee benefits, or they will be eligible to receive severance benefits under Colonial BancGroup’s severance policy.

•	Pursuant to agreements with FFLC and Colonial BancGroup, Stephen T. Kurtz, President and CEO, Paul K. Mueller, Executive Vice President and Sandra L. Rutschow, Vice President and Corporate

Secretary are expected to be paid $1,105,835, $637,421 and $176,776, respectively, at the completion of the merger. Pursuant to similar agreements, eight non-executive officers will also receive an aggregate amount of $2,511,283 at the completion of the merger.

•	Stephen T. Kurtz has entered into an employment agreement with Colonial Bank that will become effective when and if the merger is completed. The agreement provides for a term of four years, and a base compensation of approximately $300,000. The agreement also provides that Mr. Kurtz will receive a signing bonus of $500,000 on the Closing Date. The employment agreement also provides that Mr. Kurtz will be eligible to receive options to purchase 10,000 shares of Colonial BancGroup common stock and annual incentive payments of not less than $75,000. The employment agreement also contains a covenant prohibiting Mr. Kurtz from soliciting Colonial Bank’s customers and employees or competing against Colonial Bank during the term of the employment agreement.

•	Dwight L. Hart, Jay R. Bartholomew, Joseph D. Cioppa and Michael J. Cox have each entered into employment agreements with Colonial Bank that become effective at the completion of the merger. The employment agreements provide for one year of employment at their current level of salary and bonus.

•	FFLC’s directors have entered into “affiliate agreements” with Colonial BancGroup regarding various issues associated with the merger. These agreements provide that the director would, among other things:

•	agree to vote his or her shares for the merger;

•	not distribute BancGroup common stock issued in connection with the merger except in accordance with certain rules of the SEC; and

•	support the business of Colonial Bank, N.A. after the merger.

•	directors who are not also employees of FFLC agreed generally not to compete with Colonial Bank, N.A. for a period of two years after the effective date of the Merger.

Dissenters’ Rights (page     )

FFLC shareholders entitled to vote at the annual meeting are entitled to exercise “dissenters’ rights” of appraisal under Delaware law. These rights entitle a shareholder to “dissent” from the transaction and, by strictly following the requirements fixed by law, receive “fair value” for their stock. The fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. Dissenting shareholders who receive cash for their stock will likely be subject to federal income tax treatment that differs from that available to shareholders who receive Colonial BancGroup stock. The text of the applicable Delaware statutes is set forth in Appendix B.

Where You Can Find More Information (page     )

This document incorporates important business and financial information about Colonial BancGroup and FFLC from documents that are not included in or delivered with this document. You can obtain documents regarding BancGroup incorporated by reference in this document (other than certain exhibits to those documents) by requesting them in writing or by telephone from Colonial BancGroup by contacting Helena T. Duncan, Secretary, Post Office Box 1108, Montgomery, Alabama 36101-1108, telephone: (334) 240-5000. You can obtain documents regarding FFLC by requesting them in writing or by telephone from FFLC by contacting Sandra L. Rutschow, Secretary, 800 North Boulevard West, Leesburg, Florida 34749, telephone: (352) 787-3311. You will not be charged for any of these documents. If you would like to request a document, please do so by May 5, 2005, in order to receive them before the annual meeting. You may also find documents regarding BancGroup and FFLC filed or furnished at the Security and Exchange Commission’s website at www.sec.gov.

Recent Developments—BancGroup

Union Bank Acquisition

BancGroup completed the acquisition of Union Bank Financial Corporation’s (“UB”) wholly-owned subsidiary, Union Bank of Florida (“Union”), a Florida state chartered bank, on February 10, 2005. The acquisition enhances BancGroup’s geographic position and expands BancGroup’s banking operations within existing locations in Florida, primarily in the Dade, Broward and Palm Beach markets. Union’s results of operations will be included in BancGroup’s consolidated financial results beginning February 11, 2005. Additional information about the reasons for the merger and factors that contributed to the purchase price is included in BancGroup’s Registration Statement on Form S-3 filed as of December 28, 2004.

Total consideration for the transaction was $233.5 million, consisting of 2,903,402 shares of BancGroup common stock valued at $58.8 million and $174.8 million in cash. The value of the common stock issued was determined based on the average market price of BancGroup’s shares over the five day period before and after the date that the exact number of BancGroup shares to be issued was known. The purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The final allocation of the purchase price will be adjusted after completion of additional analysis relating to the fair values of Union’s tangible and identifiable intangible assets and liabilities, and final decisions regarding integration activities.

Forward Sale Agreement

On November 18, 2004, the Company entered into a forward sale agreement relating to 8,400,000 shares of the Company’s common stock. The commitment was accounted for as an equity instrument, in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

On February 24, 2005, BancGroup settled the forward sale agreement with 8,400,000 shares of common stock. BancGroup received approximately $179.8 million, or $21.40 per share, in proceeds from the purchaser in this settlement.

Precautionary Language Regarding the Merger Agreement

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about either Colonial BancGroup or us. Such information can be found elsewhere in this proxy statement-prospectus and in the other public filings that Colonial BancGroup and we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that its parties made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. While Colonial BancGroup and we do not believe that such schedules contain information that the securities laws require us to publicly disclose, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they may be materially modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in BancGroup’s and our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in BancGroup’s and our public disclosures.

Selected Financial Data—BancGroup

Selected Financial Data

The following table sets forth selected financial data for the last five years:

	2004	2003	2002	2001	2000
	(In thousands, except per share amounts)
Statement of Income
Interest income	$848,017	$780,808	$783,431	$902,167	$918,076
Interest expense	263,501	274,165	322,261	480,238	517,754

Net interest income	584,516	506,643	461,170	421,929	400,322
Provision for loan losses	26,994	37,378	35,980	39,573	29,775

Net interest income after provision for loan losses	557,522	469,265	425,190	382,356	370,547
Noninterest income(1)	138,027	133,022	106,923	93,709	77,885
Noninterest expense(2)	429,870	375,124	317,370	284,168	258,691

Income from continuing operations before income taxes	265,679	227,163	214,743	191,897	189,741
Applicable income taxes	90,331	77,236	73,872	69,181	69,556

Income from continuing operations	175,348	149,927	140,871	122,716	120,185
Discontinued Operations:(3)
Loss from discontinued operations, net of income taxes of ($445), ($371), and ($450) for the years ended December 31, 2002, 2001, and 2000, respectively	—	—	(846)	(613)	(743)
Loss on disposal of discontinued operations (net of income tax benefit of $2,616)	—	—	—	—	(4,322)

Net Income	$175,348	$149,927	$140,025	$122,103	$115,120

Earnings Per Common Share:
Income from continuing operations:(3)
Basic	$1.34	$1.20	$1.18	$1.07	$1.05
Diluted	1.33	1.20	1.17	1.06	1.04
Net income:
Basic	$1.34	$1.20	$1.17	$1.06	$1.00
Diluted	1.33	1.20	1.16	1.06	1.00
Average shares outstanding:
Basic	131,144	124,615	119,583	114,811	114,760
Diluted	132,315	125,289	120,648	115,881	115,653
Cash dividends per common share	$0.58	$0.56	$0.52	$0.48	$0.44

(1)	Included in noninterest income are securities gains of $7.5 million, $4.8 million, $5.7 million, $8.7 million and $538,000 for years ended 2004, 2003, 2002, 2001 and 2000, respectively.
(2)	Included in noninterest expense are merger related expenses of $2 million, $0.27 million, $0.87 million and $3 million for years ended 2004, 2003, 2002 and 2001, respectively. Also included in noninterest expense in 2004 is $7.4 million for loss on early extinguishment of debt.
(3)	In December 2000, the company exited the mortgage servicing business. The financial results for this line of business have been separately reported as Discontinued Operations in all periods presented.

	2004	2003	2002	2001	2000
	(In thousands, except per share amounts)
Statement of Condition data at year end:
Total assets	$18,897,150	$16,273,302	$15,822,355	$13,185,103	$11,999,621
Total loans, net of unearned income:
Mortgage warehouse loans	1,114,923	982,488	1,671,149	1,259,870	376,638
All other loans, net of unearned income	11,742,888	10,606,407	10,021,281	9,107,795	9,266,316
Loans held for sale	678,496	378,324	347,101	35,453	9,866
Non-time deposits	7,330,967	5,867,648	4,950,443	4,114,049	3,565,709
Total deposits	11,646,612	9,768,592	9,319,735	8,322,979	8,355,849
Long-term debt	2,218,428	1,943,314	1,998,534	1,786,140	862,247
Shareholders’ equity	1,393,615	1,178,305	1,071,436	864,774	775,100

Average balances:
Total assets	17,432,848	15,850,214	13,813,457	12,592,300	11,591,168
Interest-earning assets	16,173,539	14,736,974	12,909,926	11,881,184	10,723,803
Total loans, net of unearned income:
Mortgage warehouse loans	1,033,238	1,449,236	1,093,151	815,387	250,652
All other loans, net of unearned income	11,115,275	10,101,694	9,427,620	9,303,798	8,779,877
Loans held for sale	497,315	373,226	89,566	22,941	14,711
Non-time deposits	6,665,166	5,275,086	4,379,753	3,732,744	3,546,402
Total deposits	10,679,872	9,274,567	8,688,029	8,432,980	8,252,352
Shareholders’ equity	1,286,794	1,113,386	972,653	826,081	727,495

Selected Financial Measures:
Net income to:
Average assets	1.01%	0.95%	1.01%	0.97%	0.99%
Average shareholders’ equity	13.63	13.47	14.40	14.78	15.82
Noninterest income/average assets(1)	0.79	0.84	0.77	0.74	0.67
Noninterest expense/average assets(2)	2.47	2.37	2.30	2.26	2.23
Efficiency ratio	59.35	58.43	55.58	54.82	53.79
Dividend payout ratio	43.61	46.67	44.83	45.28	44.00
Shareholders’ equity to assets	7.37	7.24	6.77	6.56	6.46
Tangible capital ratio	5.40	5.60	5.23	5.74	5.87
Book value per share	$10.41	$9.28	$8.66	$7.50	$6.93
Tangible book value per share	$7.47	$7.06	$6.58	$6.52	$6.26
Risk-based capital:
Tier 1	8.77%	9.35%	7.76%	7.39%	8.24%
Total Capital	11.36	12.49	10.93	10.91	10.59
Tier 1 leverage	7.14	7.50	6.50	6.24	6.66
Total nonperforming assets to net loans, other real estate and repossessions	0.29	0.65	0.78	0.64	0.53
Net charge-offs to average loans	0.19	0.31	0.29	0.28	0.21
Allowance for loan losses to total loans (net of unearned income)	1.16	1.20	1.16	1.18	1.14
Allowance for loan losses to nonperforming loans	548%	240%	191%	239%	258%

(1)	Included in noninterest income are securities gains of $7.5 million, $4.8 million, $5.7 million, $8.7 million and $538,000 for years ended 2004, 2003, 2002, 2001 and 2000, respectively.
(2)	Included in noninterest expense are merger related expenses of $2 million, $0.27 million, $0.87 million, and $3 million for years ended 2004, 2003, 2002 and 2001, respectively. Also included in noninterest expense in 2004 is $7.4 million for loss on early extinguishment of debt.

Per Share Data

The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and FFLC on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger.

Year Ended December 31, 2004
BancGroup—Historical:
Income from Continuing Operations:
Basic	$1.34
Diluted	1.33
Book Value at end of period	10.41
Dividends per share	0.58
FFLC Historical:
Net Income:
Basic	1.86
Diluted	1.83
Book Value at end of period	15.62
Dividends per share	0.52
BancGroup—Pro Forma Combined:(a)
Income from Continuing Operations:
Basic	1.31
Diluted	1.29
Book Value at end of period	11.24
BancGroup—Pro Forma Combined Per Equivalent FFLC Share:(a)
Income from Continuing Operations:(b)
Basic	2.61
Diluted	2.59
Book value at end of period(b)	22.48
Dividends per share(c)	1.16

(a)	The pro forma per share data of BancGroup and the equivalent pro forma per share data of FFLC have been presented using the assumption that the consideration paid by BancGroup consisted of 100% stock.
(b)	Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the exchange ratio so that the per share amounts are equated to the respective values for one share of FFLC. For these pro forma equivalent share amounts, a 2.0 BancGroup common stock exchange ratio is utilized.
(c)	Pro forma equivalent dividends per share are shown at BancGroup’s common stock dividend per share rate multiplied by the 2.0 exchange ratio per share of FFLC common stock. BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup’s actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We and Colonial BancGroup make forward-looking statements in this document and in Colonial BancGroup’s and FFLC’s public documents. When we or Colonial BancGroup use words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions we or Colonial BancGroup refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement-prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our and Colonial BancGroup’s public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services industries, while other factors apply directly to us or Colonial BancGroup. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	expected cost savings from reorganization into Colonial BancGroup are not fully realized;

•	deposit attrition, customer loss, or revenue loss following the reorganization into Colonial BancGroup are greater than expected;

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry;

•	changes in the interest rate environment which reduce margins;

•	general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation or deflation;

•	acts of terrorism, such as the events of September 11, 2001, and war; and

•	changes in the securities markets.

Many of these factors are beyond our control and beyond the control of Colonial BancGroup. For a discussion of factors that could cause Colonial BancGroup’s actual results to differ, please see the discussions in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2004.

THE ANNUAL MEETING

General

This Proxy Statement-Prospectus is being furnished to the shareholders of FFLC Bancorp, Inc. (“FFLC”) in connection with the solicitation of proxies by the Board of Directors of FFLC for use at the annual meeting of the shareholders of FFLC to be held on May 12, 2005 (the “Annual Meeting”) and at any adjournments or postponements thereof. The purpose of the Annual Meeting is to consider and vote upon the Agreement which provides for the proposed merger (the “Merger”) of FFLC with and into The Colonial BancGroup, Inc. (“BancGroup”). BancGroup will be the surviving corporation in the Merger. FFLC shareholders will also be voting upon the election of the nominees proposed by the FFLC Board and the ratification of the appointment of Hacker Johnson & Smith PA as independent auditors of FFLC at the Annual Meeting.

The Board of Directors of FFLC believes that the Merger is in the best interests of the FFLC shareholders and unanimously recommends that shareholders vote “FOR” the Agreement (item 1 on the proxy card).

The Board of Directors of FFLC unanimously recommends that shareholders vote “FOR” the nominees proposed by the Board and “FOR” the ratification of the appointment of Hacker Johnson & Smith PA as independent auditors of FFLC.

This Proxy Statement-Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup common stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

Record Date; Shares Entitled to Vote; Vote Required

The Board of Directors of FFLC has fixed the close of business on March 23, 2005, as the date for the determination of shareholders entitled to vote at the Annual Meeting (the “Record Date”). There were 1,712 record holders of FFLC common stock and [5,412,202] shares of FFLC common stock outstanding, each entitled to one vote per share, as of the Record Date. As of the date of this Proxy Statement-Prospectus, FFLC was obligated to issue up to an additional [194,309] shares of FFLC common stock upon the exercise of outstanding FFLC options.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of FFLC common stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In the absence of a quorum, the Annual Meeting may be postponed from time to time until FFLC shareholders holding the requisite number of shares of FFLC common stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of FFLC common stock, whether or not present or represented at the Annual Meeting, is required to approve the Agreement. Broker non-votes and abstentions will not be counted as votes “FOR” or “AGAINST” the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast “AGAINST” the Agreement. Each holder of record of shares of FFLC common stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Annual Meeting.

As of the Record Date, directors of FFLC owned 833,910 shares of FFLC common stock representing approximately 15.1% of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Agreement. Accordingly, if these individuals vote as they have agreed with BancGroup, then the Agreement will be approved if holders of 1,872,192 of the remaining shares (34.6% of the total outstanding) also vote to approve it.

If the Agreement is approved at the Annual Meeting, FFLC is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See “The Merger—Conditions of Consummation of the Merger.”

THE BOARD OF DIRECTORS OF FFLC URGES THE SHAREHOLDERS OF FFLC TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board, or to “WITHHOLD AUTHORITY” to vote for one or more of the nominees being proposed. Under Delaware law and FFLC’s Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Consequently, votes that are withheld in the election of directors and broker non-votes will have no effect on the election.

As to other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item. Under FFLC’s Certificate of Incorporation and Bylaws, other matters shall be determined by a majority of the votes cast affirmatively or negatively, without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter unless otherwise required by law.

Solicitation, Voting and Revocation of Proxies

In addition to soliciting proxies by mail, directors, officers and other employees of FFLC, without receiving special compensation therefor, may solicit proxies from the shareholders of FFLC by telephone, by e-mail or other electronic means, by facsimile or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of FFLC common stock.

FFLC will bear the cost of assembling and mailing this Proxy Statement-Prospectus and other materials furnished to its shareholders. FFLC will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of FFLC, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup common stock to be issued in connection with the Merger.

Shares of FFLC common stock represented by a proxy properly signed and received at or prior to the Annual Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of FFLC common stock represented by the proxy will be voted “FOR” the proposal to approve the Agreement, “FOR” the election of the nominees proposed by the Board, “FOR” the ratification of the appointment of Hacker Johnson & Smith PA as independent auditors of FFLC for the fiscal year ending December 31, 2005, and in accordance with the determination of the majority of the Board of Directors of FFLC as to any other matter which may properly come before the Annual Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of FFLC, prior to or at the Annual Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of FFLC, at or prior to the Annual Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of a proxy should be addressed to:

FFLC Bancorp, Inc.

800 North Boulevard West

P.O. Box 490420

Leesburg, Florida 34749-0420

Attention: Sandra L. Rutschow, Secretary

Facsimile: (352) 787-7206

The Board of Directors of FFLC is not aware of any business to be acted upon at the Annual Meeting other than consideration of the Agreement described herein, the election of the nominees proposed by the Board and the ratification at the appointment of Hacker Johnson & Smith PA as independent auditors of FFLC. If, however, other matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Annual Meeting, if necessary, in order to solicit additional proxies in favor of the approval of the Agreement. Proxies voted against the approval of the Agreement and abstentions will not be voted for an adjournment. See “Adjournment of the Annual Meeting.”

Participants In the Bank’s KSOP

If you participate in the First Federal Savings Bank of Lake County Employee Stock Ownership Plan and 401(k) Plan (the “KSOP”), you will receive a voting authorization form that reflects all shares you may vote under this plan. Under the terms of the KSOP, all shares held by the KSOP are voted by the trustee, but each participant in the KSOP may direct the trustee as to the manner in which shares of FFLC common stock allocated to each participant’s account are to be voted. Allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions. The deadline for returning your voting instructions to the trustee is April 15, 2005.

Effect of Merger on Outstanding BancGroup Common Stock

Assuming that no dissenters’ rights of appraisal are exercised in connection with the Merger, that 5,412,202 shares of FFLC common stock are outstanding on the Effective Date, and that no one elects to receive any of their merger consideration in cash, BancGroup will issue approximately 10,824,404 shares in connection with the Merger. The issuance of 10.8 million shares of BancGroup common stock would represent approximately     % of the total number of shares of BancGroup common stock outstanding following the Merger, not counting any additional shares BancGroup may issue for reasons unconnected to the Merger.

PROPOSAL 1: THE MERGER

The following sets forth a summary of the material provisions of the Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix A, and certain provisions of Delaware law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix B. All FFLC shareholders are urged to read the Agreement and the Appendices in their entirety.

General

The Agreement provides that, subject to approval by the shareholders of FFLC, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below at “Conditions to Consummation of the Merger,” FFLC will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of FFLC will cease, and BancGroup will succeed to the business formerly conducted by FFLC.

Background of the Merger

The management of FFLC has periodically reviewed and assessed the strategic options of FFLC. Such reviews and assessments were conducted internally and, at various times, with the assistance of Keefe, Bruyette & Woods, Inc. (“KBW”), FFLC’s financial advisor. On a periodic basis, senior management and representatives of KBW have discussed with the FFLC Board of Directors the strategic options for FFLC, including strategies to grow and enhance FFLC’s business through internal and external means and through acquisitions of other financial service providers. These discussions have included analyses of the financial institution merger market on a national and regional basis, the potential value of the FFLC franchise based on current merger market fundamentals and the potential market value of the FFLC stock assuming the execution of its current business plan under various scenarios. The Board and management also routinely have discussed the increasing level of competition, continuing consolidation, regulatory burden and related costs and other developments in the financial services industry, particularly in the Southeast. Additionally, the management of FFLC has, from time to time, informally discussed with representatives of other financial institutions strategic opportunities.

On March 3, 2004, FFLC CEO Stephen Kurtz met with BancGroup President Flake Oakley for lunch. This was primarily an opportunity for senior management of FFLC and BancGroup to get acquainted. During this meeting, Mr. Oakley did indicate BancGroup had an interest in acquiring Florida banks, but no specific arrangements or pricing were discussed. On May 19, 2004, FFLC Chairman James Logan and Mr. Kurtz met with BancGroup CEO Robert Lowder, Mr. Oakley and two other BancGroup representatives. At that meeting, Messrs. Kurtz and Logan made it clear to the BancGroup representatives that the FFLC Board intended to maintain a strategy of independence and that it would take something significant to change the Board’s mindset. On May 27, 2004, at a regular meeting of the Board of Directors, Messrs. Logan and Kurtz discussed with the Board the interest BancGroup had in acquiring a Florida-based banking institution. The Board agreed with maintaining a strategy of independence; however, it was agreed that KBW should be consulted.

On August 11, 2004, Messrs. Lowder and Oakley met with a representative of KBW (who had advised FFLC in the past) to discuss BancGroup’s interest in FFLC . During that meeting, Messrs. Lowder and Oakley made it clear that BancGroup was very interested in pursuing FFLC and urged KBW’s representative to consider such a transaction and asked them what they would need to propose to FFLC to make a transaction with BancGroup attractive to FFLC. Representatives of KBW informed Mr. Kurtz of these discussions.

At a regularly scheduled meeting of the Board of FFLC on August 25, 2004, Mr. Kurtz advised the Board that Mr. Lowder had called him and requested that Mr. Kurtz meet with Mr. Lowder and Mr. Oakley on September 1, 2004. The Board discussed the interest being expressed by Colonial at length and agreed Mr. Kurtz and Mr. Logan should meet with Messrs. Lowder and Oakley. It was also agreed that KBW should stay actively involved.

At the September 1, 2004 meeting, Mr. Lowder described his view of the past performance of BancGroup as well as the prospects for the future. Mr. Oakley emphasized BancGroup’s interest in acquiring FFLC and proposed a price range between $35.00 and $36.00 per share. After that meeting, Mr. Kurtz called its representative at KBW to discuss the pricing proposed by BancGroup. KBW also was contacted by Colonial’s financial advisor to discuss pricing.

On September 9, 2004, a FFLC Executive Committee meeting was held during which the September 1, 2004 meeting with BancGroup representatives was discussed in detail. The Executive Committee discussed Colonial’s informal expression of interest, management’s views regarding BancGroup’s operations and their interest in acquiring FFLC, the status of the performance of FFLC in relation to its then-current business plan and the projected earnings of FFLC under various scenarios. KBW provided a detailed report regarding the pricing proposed by BancGroup, as well as a detailed update of the regional financial institutions merger market, the potential value of the FFLC franchise based upon the current merger market fundamentals and the potential market value of FFLC stock assuming various scenarios. KBW also discussed other institutions that might be interested in pursuing business combination with FFLC and likely pricing. KBW informed the Executive Committee of their views of the different levels of pricing offered for FFLC. At the meeting, it was determined by the Executive Committee that, in light of the level of pricing indicated by BancGroup, BancGroup should be advised that the price range of $35.00 to $36.00 was insufficient to cause the Board to seriously consider a business combination with BancGroup. This was communicated by Mr. Kurtz to Mr. Lowder on September 10, 2004.

On September 28, 2004, Mr. Lowder called Mr. Kurtz to let him know that BancGroup had just announced the execution of a definitive merger agreement with Union Bank in Fort Lauderdale, Florida. After discussing BancGroup’s announcement, Mr. Lowder suggested BancGroup might increase their offer to FFLC to $39.00 per share. Mr. Kurtz then called KBW and Mr. Logan to discuss the call he had with Mr. Lowder. During that call, it was agreed that FFLC would not consider a transaction at that price, and Mr. Kurtz called Mr. Lowder to let him know of their decision on September 29, 2004. On September 30, 2004, Mr. Lowder called Mr. Kurtz and told him that BancGroup had analyzed a potential transaction with FFLC more closely and he believed BancGroup might be willing to pay $42.00 per share.

On October 6, 2004, Mr. Lowder called Mr. Kurtz to let him know BancGroup was still extremely interested in a transaction with FFLC, but wanted to complete a stock offering before discussing a potential transaction further with FFLC. On October 12, 2004, the FFLC Board met and discussed the status of the proposed transaction with BancGroup at length. A representative of the law firm Muldoon Murphy & Aguggia LLP advised the Board regarding their fiduciary duties in the merger and acquisition context. It was agreed that KBW should be actively involved in all future discussions with BancGroup.

On November 19, 2004, Mr. Lowder called to inform Mr. Kurtz that BancGroup had completed its stock offering and was interested in meeting with FFLC. A Confidentiality Agreement was executed on December 2, 2004. Representatives for KBW had extensive conversations with Lehman Brothers, BancGroup’s financial adviser, over the next week. On December 10, 2004, Mr. Lowder, Mr. Oakley and another BancGroup director met with Mr. Logan, Mr. Kurtz and a representative from KBW. It was agreed that a financial structure of $42.00 per share for FFLC stock, in a mixture of stock and cash would be paid by BancGroup, with a maximum of 35% of the total consideration being cash. BancGroup provided FFLC with a term sheet. Due diligence was also discussed.

Mr. Kurtz and representatives of KBW continued to negotiate the terms of a possible transaction with BancGroup throughout December. On December 22, 2004, the Board met and discussed the status of the merger process. The proposed structure of the transaction, the possibility of the pricing being revised after due diligence, the volatility and performance of each institution’s common stock, the operating strategy of BancGroup, dividend history, relative ability of each institution to compete and integrate merger transactions and the ability of FFLC shareholders to participate in the future of the combined company with the cash and stock mix proposed were all discussed. The Board then authorized Mr. Kurtz to negotiate, with the assistance of FFLC’s legal and financial advisors, a definitive merger agreement with BancGroup on the basis of the proposal presented to the Board and to permit BancGroup to conduct due diligence on FFLC.

On January 13, 2005, the Board of Directors of FFLC held a special meeting at which senior management and representatives of KBW and Muldoon Murphy & Aguggia LLP presented the terms of the definitive merger agreement and ancillary agreements and the findings of FFLC’s due diligence investigation of BancGroup. In addition, detailed presentations on the expected costs associated with the proposed transaction, estimated severance payments and the structure and tax treatment of the transaction were addressed. Representatives of KBW made a presentation regarding the fairness of the merger consideration in the proposed transaction to FFLC’s shareholders from a financial point of view. The board reviewed the impact of the transaction on the existing employment and change in control agreements entered into with management, and reviewed with representatives of Muldoon Murphy & Aguggia LLP the fiduciary obligations and legal standards applicable to the proposed transaction, the approvals and contingencies necessary to consummate the transaction and the regulatory issues and process involved. After those presentations and further discussions regarding the proposed mix of cash and stock consideration and the fluctuation of the overall merger consideration under various scenarios, the board determined that the merger agreement, ancillary agreements and transactions contemplated thereby were in the best interest of FFLC shareholders, unanimously approved the proposed merger and related agreements and authorized Mr. Kurtz to execute the merger agreement and related documents and to take all steps necessary to effect the proposed transaction,

On January 14, 2005, the Executive Committee of the BancGroup Board of Directors approved the proposed terms of the merger and definitive merger agreement. On January 19, 2005, the BancGroup Board of Directors ratified the merger and definitive merger agreement.

On January 18, 2005, a joint press release was issued announcing the transaction before the trading of their stock.

FFLC’s Reasons for the Merger

The FFLC board has unanimously approved the merger agreement and recommends that FFLC shareholders vote “FOR” the approval of the merger agreement.

The FFLC board has determined that the merger is fair to, and in the best interests of, FFLC and its shareholders. In approving the merger agreement, the Board of Directors of FFLC consulted with its financial advisors with respect to the financial aspects and fairness of the transaction to FFLC’s shareholders from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. In reaching its determination to approve and recommend the merger, the Board of Directors of FFLC, with the advice from senior management and financial and legal advisors, considered a number of factors, including the following material factors:

•	The Board of Directors’ understanding of strategic options available to FFLC and the assessment of those options by the board and senior management as to the prospects and estimated results of the execution of its business plan as an independent entity under various scenarios, and the determination that none of those strategic options or the execution of its business plan under the best case scenarios were likely to create greater value on a present value basis for shareholders than the merger consideration being paid by BancGroup.

•	The ability of FFLC shareholders to continue to participate in the future of the combined entity by receiving BancGroup common stock and ability of shareholders to elect to receive approximately 35% of the merger consideration in cash to moderate the effects of market fluctuations in BancGroup common stock and that shareholders would have potential value appreciation by owning the common stock of a highly-regarded and profitable financial institution operating in the Southeast region.

•	Information concerning the business, earnings, operations, financial condition, strategic initiatives and general prospects of Colonial as compared to the other institutions and the expected performance of BancGroup and FFLC on a combined basis. In particular, the Board of Directors considered the recent merger transactions consummated by BancGroup and the impact those transactions had on BancGroup’s performance, the market value and trading history of the common stock of BancGroup in comparison to its peer institutions, and in comparison to FFLC’s common stock, the combined franchise and geographic coverage that would result from a merger with BancGroup and the relative prospects of continued growth and performance of BancGroup based upon the expected interest rate environment in the near term and the structure of BancGroup’s balance sheet and operating strategy.

•	The opinion rendered by KBW, as financial advisor to FFLC, that, subject to the assumptions and limitations set forth therein, the merger consideration was, as of the date of the opinion, fair, from a financial point of view, to FFLC’s shareholders.

•	The potential efficiencies and synergies that could result from a combination with BancGroup and the wider array of products and services that would be available to the current customers and communities served by FFLC and the prospect that the combined entity would be better able to capitalized on opportunities to provide increased financial services to FFLC customers.

•	The results of the due diligence review conducted on BancGroup, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner.

•	The effect of the merger on the depositors, customers and the communities served by FFLC. The acquisition by BancGroup was deemed to be an opportunity to provide depositors, customers and the communities served by FFLC with increased financial services and access to financial services throughout a wider market area.

•	The expected effect on FFLC employees of a merger with BancGroup and that after the merger FFLC employees would have opportunities for career advancement in a larger organization.

•	That Mr. Kurtz would remain involved with the combined entity as an officer and the FFLC Board of Directors would remain involved as an Advisory Board to BancGroup.

•	The current and prospective economic, competitive and regulatory environment and associated compliance costs facing FFLC and independent community banking institutions generally.

•	A review, with the assistance of its financial and legal advisors, of the terms of the merger agreement, the structure of the merger and the mix of cash and stock consideration, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes as to the stock component of the merger consideration.

•	The likelihood of regulatory and shareholder approvals and estimated transactional and severance costs associated with the merger and payments that could be triggered upon termination of or failure to consummate the merger.

The foregoing information and factors considered by FFLC’s Board of Directors are not exhaustive, but includes all material factors that FFLC’s Board of Directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by FFLC’s Board of Directors in connection with its evaluation of the merger and the complexity of these factors, the Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The Board of Directors discussed the foregoing factors, including asking questions of FFLC’s Senior Management and legal and financial advisers, and reached a general consensus that the merger was in the best interests of FFLC and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. FFLC’s Board of Directors relied on the experience and expertise of FFLC’s financial adviser for quantitative analysis of the financial terms of the merger. See “The Merger –

Opinion of FFLC’s Financial Advisor” below. It should be noted that this explanation of the reasoning of FFLC’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements” on page     .

Fairness Opinion of Keefe, Bruyette & Woods, Inc.

FFLC engaged KBW to act as its exclusive financial advisor in connection with the Merger. KBW agreed to assist FFLC in analyzing and effecting a transaction with BancGroup. FFLC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with FFLC and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On January 13, 2005, FFLC’s Board held a meeting to evaluate the proposed Merger with BancGroup. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the merger consideration in the Merger was fair to the shareholders of FFLC from a financial point of view.

The full text of KBW’s written opinion is attached as Appendix [    ] to this document and is incorporated herein by reference. FFLC’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, of the merger consideration to the FFLC shareholders. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any FFLC shareholder as to how the shareholder should vote at the FFLC Annual Meeting on the Merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the Agreement,

•	Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2003, 2002 and 2001 of FFLC,

•	Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2003, 2002 and 2001 of BancGroup,

•	Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of FFLC and certain other communications from FFLC to its respective shareholders,

•	Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of BancGroup and certain other communications from BancGroup to its respective shareholders, and

•	Other financial information concerning the businesses and operations of FFLC and BancGroup furnished to KBW by FFLC and BancGroup for purposes of KBW’s analysis;

•	held discussions with members of senior management of FFLC and BancGroup regarding

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for BancGroup and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for FFLC and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of FFLC as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for BancGroup and FFLC are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of BancGroup or FFLC, and KBW did not examine any books and records or review individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by FFLC’s senior management. FFLC does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the Merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the Merger will be completed substantially in accordance with the terms set forth in the Merger Agreement;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct;

•	each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the Merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

KBW further assumed that the Merger will be accounted for as a purchase transaction under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of FFLC common stock or shares of BancGroup common stock will trade following the announcement of the Merger or the actual value of the shares of common stock of the combined company when issued pursuant to the Merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the Merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, FFLC and BancGroup. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the FFLC Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the FFLC Board or management of FFLC with respect to the fairness of the merger consideration.

The following is a summary of the material analyses performed by KBW in connection with its opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the FFLC Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary. KBW calculated the merger consideration to be paid as a multiple of FFLC’s book value per share, tangible book value per share, latest twelve months’ earnings per share and 2005 “First Call” (as hereinafter defined) consensus estimated earnings per share. “First Call” is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. KBW also calculated the merger consideration to be paid as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate merger consideration and FFLC’s tangible equity divided by core deposits. Additionally, KBW has adjusted throughout its analyses the financial data to exclude any non-recurring income and expenses and any extraordinary items. The merger consideration was based on $42.00 in cash or a fixed exchange ratio of 2.0 shares of BancGroup for each share of FFLC, subject to no more than 35% of the consideration in cash. These computations were based on FFLC’s stated book value per share and tangible book value per share of $15.62 as of December 31, 2004, FFLC’s latest twelve months’ earnings per share of $1.83 as of December 31, 2004, a 2005 First Call consensus estimated earnings per share of $2.02 and core deposits of $572.2 million as of December 30, 2004. Based on those assumptions and BancGroup’s closing price of $20.00 on January 14, 2005, this analysis indicated FFLC shareholders would receive stock worth $40.00 for each share of FFLC common stock held or $42.00 in cash. Assuming a 65% stock, 35% cash consideration, the blended per share consideration of $40.70 would represent 261% of book value per share, 261% of tangible book value per share, 22.2 times latest twelve months’ earnings per share, 20.1 times estimated 2005 earnings per share and a Core Deposit Premium of 24.5%.

KBW also analyzed the per share transaction value as a premium to the closing price of FFLC common stock prior to the announcement of the merger. The analyses performed indicated the per share transaction value as a premium to the closing price of FFLC common stock on January 14, 2005 was 16.2%.

Selected Transaction Analysis. KBW reviewed certain financial data related to a set of comparable Florida bank transactions announced since December 31, 2002 with deal values greater than $100 million (13 transactions).

KBW compared multiples of price to various factors for the BancGroup-FFLC Merger to the same multiples for the comparable group’s mergers at the time those mergers were announced. The results were as follows:

Comparable Transactions:

	Median		Low		High		Colonial / FFLC Merger
Price / Stated Book Value	290.2%		141.1%		569.4%		260.6%
Price / Latest Twelve Months’ Earnings Per Share	28.7	x	21.2	x	42.1	x	22.2	x
Price / Estimated Earnings Per Share	24.8		19.9		35.3		20.1
Core Deposit Premium	23.9%		13.2%		36.2%		24.5%
Premium to Market Price	18.8		(7.8)		40.5		16.2

KBW also analyzed the financial data for the period ended December 31, 2004 for FFLC and reporting periods prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

Comparable Targets:

	Median	Low	High	FFLC*
Equity / Assets	7.21%	4.48%	12.46%	7.93%
Non-Performing Assets / Assets	0.14	0.00	0.50	0.29
Return on Average Assets (Year-to-Date Annualized)	0.88	0.42	1.20	1.00
Return on Average Equity (Year-to-Date Annualized)	11.67	5.89	25.74	12.62
Efficiency Ratio (Last Twelve Months)	64	55	83	50

*	FFLC’s data as of or for the three months ended 12/31/04. Performance ratios annualized.

No company or transaction used as a comparison in the above analysis is identical to BancGroup, FFLC or the Merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Discounted Cash Flow Analysis. Using discounted dividends analysis, KBW estimated the present value of the future stream of dividends that FFLC could produce over the next five years, under various circumstances, assuming FFLC performed in accordance with its 2005—2006 First Call consensus estimated earnings per share, earnings per share are grown at 10.0% after 2006 and FFLC maintains an annual dividend payout ratio of 30.0% in all years. KBW then estimated the terminal values for FFLC stock at the end of the period by applying multiples ranging from 14.0x to 17.0x projected earnings in year six. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 10.0% to 14.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of FFLC common stock. This discounted dividend analysis indicated reference ranges of between $26.52 and $37.66 per share of FFLC common stock. These values compare to the blended consideration offered by BancGroup to FFLC in the Merger of $40.70 per share of FFLC common stock.

Relative Stock Price Performance. KBW also analyzed the price performance of BancGroup common stock from December 31, 2002 to January 14, 2005 and compared that performance to the performance of the Philadelphia Exchange/Keefe, Bruyette & Woods Bank Index (“Keefe Bank Index”) over the same period. The Keefe Bank Index is a market cap weighted price index composed of 24 major commercial and savings banks stocks. The Keefe Bank Index is traded on the Philadelphia Exchange under the symbol “BKX”. This analysis indicated the following cumulative changes in price over the period:

BancGroup	67.64%
Keefe Bank Index	33.85

Selected Peer Group Analysis. KBW compared the financial performance and market performance of BancGroup to those of a group of comparable holding companies. The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yield

To perform this analysis, KBW used the financial information as of and for the quarter ended September 30, 2004 and market price information as of January 14, 2005. The 9 companies in the peer group included publicly traded banks in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee with assets between $5 billion and $30 billion. This peer group includes Alabama National BanCorporation, BancorpSouth, Inc., Compass Bancshares, Inc., First Horizon National Corporation, Hibernia Corporation, The South Financial Group, Inc., Synovus Financial Corp., Trustmark Corporation and Whitney Holding Corporation. KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning BancGroup’s financial performance:

Selected Peer Group:

	Median	Low	High	Colonial(1)
Return on Average Equity (GAAP)	15.34%	10.33%	23.85%	13.94%
Return on Average Assets (GAAP)	1.35	1.04	1.83	1.04
Return on Average Tangible Equity (Cash)	21.15	12.81	27.32	20.36
Return on Average Tangible Assets (Cash)	1.38	1.08	1.90	1.09
Net Interest Margin	3.82	3.38	4.47	3.64
Efficiency Ratio	62	50	69	57
Leverage Ratio	7.52	7.35	10.05	7.28
Equity / Assets	9.01	7.01	11.34	8.24
Tangible Equity / Assets	7.25	5.85	8.84	5.58
Loans / Deposits	102	75	112	115	(2)
Non-Performing Assets / Assets	0.34	0.19	0.47	0.22
Loan Loss Reserve / Non-Performing Assets	245	149	464	358
Loan Loss Reserve / Total Loans	1.36	0.80	1.51	1.12	(2)

(1)	Balance sheet data and capital ratios pro forma for the acquisition of Union Bank of Florida and forward equity offering of 8.4 million shares.
(2)	Includes loans held for sale.

KBW’s analysis showed the following concerning BancGroup’s market performance:

Selected Peer Group:

	Median		Low		High		Colonial
Price / Stated Book Value Per Share	219%		153%		328%		180	%(1)
Price / Tangible Book Value Per Share	285		223		400		273	(1)
Price / 2004 GAAP Estimated Earnings Per Share	15.3	x	11.9	x	19.4	x	15.0	x
Price / 2004 Cash Estimated Earnings Per Share	15.1		11.8		19.1		14.6
Price / 2005 GAAP Estimated Earnings Per Share	14.0		11.8		16.9		13.7
Price / 2005 Cash Estimated Earnings Per Share	13.9		11.7		16.7		13.4
Dividend Yield	2.8%		2.0%		4.1%		2.9%

(1)	Stated and tangible book value per share pro forma for the acquisition of Union Bank of Florida and forward equity offering of 8.4 million shares.

KBW also compared the financial performance of FFLC to those of a group of comparable banks. The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yield

To perform this analysis, KBW used the financial information as of and for the quarter ended December 31, 2004 for FFLC and as of and for the quarter ended September 30, 2004 for the peer group. The 8 companies in the peer group included all publicly traded banks and thrifts in Florida with assets greater than $750 million and First Call estimates. This peer group includes BankAtlantic Bancorp, Inc., BankUnited Financial Corporation, Capital City Bank Group, Inc., Commercial Bankshares, Inc., Fidelity Bankshares, Inc., Harbor Florida Bancshares, Inc., Seacoast Banking Corporation of Florida and TIB Financial Corp. KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning FFLC’s financial performance:

Selected Peer Group:

	Median	Low	High	FFLC
Return on Average Equity (GAAP)	13.26%	8.07%	16.28%	12.62%
Return on Average Assets (GAAP)	1.11	0.67	1.75	1.00
Return on Average Tangible Equity (Cash)	15.50	8.55	16.52	12.62
Return on Average Tangible Assets (Cash)	1.13	0.68	1.76	1.00
Net Interest Margin	3.95	1.90	4.96	3.44
Efficiency Ratio	64	40	79	50
Leverage Ratio	7.77	6.90	10.62	7.79
Equity / Assets	8.26	5.66	10.91	7.93
Tangible Equity / Assets	7.32	5.28	10.78	7.93
Loans / Deposits	97	62	164	112
Non-Performing Assets / Assets	0.17	0.00	0.45	0.29
Loan Loss Reserve / Non-Performing Assets	276	137	578	212
Loan Loss Reserve / Total Loans	0.92	0.42	1.20	0.69

KBW’s analysis showed the following concerning FFLC’s market performance:

Selected Peer Group:

	Median		Low		High		FFLC
Price / Stated Book Value Per Share	242%		180%		315%		224%
Price / Tangible Book Value Per Share	286		191		316		224
Price / 2004 GAAP Estimated Earnings Per Share	20.1	x	18.5	x	25.6	x	19.1	x
Price / 2004 Cash Estimated Earnings Per Share	19.3		18.4		24.8		19.1
Price / 2005 GAAP Estimated Earnings Per Share	17.2		15.9		21.5		17.3
Price / 2005 Cash Estimated Earnings Per Share	16.7		15.9		20.9		17.3
Dividend Yield	1.8%		0.0%		2.8%		1.5%

Contribution Analysis. KBW analyzed the relative contribution of each of FFLC and BancGroup to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity, latest twelve months’ earnings and estimated 2005 earnings. This analysis excluded any purchase accounting adjustments. The pro forma ownership analysis assumed the aggregate deal value was in the form of 65% BancGroup stock and 35% cash and was based on BancGroup’s closing price of $20.00 on January 14, 2005. The results of KBW’s analysis are set forth in the following table:

Category	BancGroup	FFLC
Assets	94.8%	5.2%
Gross Loans	93.9	6.1
Deposits	93.7	6.3
Equity	95.0	5.0
Tangible Equity	92.6	7.4
2005 Estimated Earnings (GAAP)	95.2	4.8
2005 Estimated Earnings (Cash)	95.1	4.9
Estimated Pro Forma Ownership	95.3	4.7

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the Merger would have on certain projected financial results of the pro forma company. This analysis indicated that the Merger is expected to be dilutive to BancGroup’s estimated 2005 and 2006 GAAP earnings per share, dilutive to BancGroup’s estimated 2005 cash earnings per share and accretive to BancGroup’s estimated 2006 cash earnings per share. This analysis was based on First Call’s 2005 and 2006 consensus earnings estimates for BancGroup and FFLC and estimated cost savings equal to 20.0% of FFLC’s projected non-interest expenses. For all of the above analyses, the actual results achieved by pro forma company following the Merger will vary from the projected results and the variations may be material.

Other Analyses. KBW reviewed the relative financial and market performance of BancGroup and FFLC to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for BancGroup.

The FFLC Board has retained KBW as an independent contractor to act as financial adviser to FFLC regarding the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to BancGroup. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of BancGroup for KBW’s own account and for the accounts of its customers.

FFLC and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the Merger. FFLC has agreed to pay KBW at the time of closing a cash fee equal to 1.0 % of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of FFLC in the transaction. Pursuant to the KBW engagement agreement, FFLC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Recommendation of the Board of Directors of FFLC

The Board of Directors of FFLC has determined that the Agreement is in the best interest of FFLC shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FFLC VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT.

BancGroup’s Reasons for the Merger

The Executive Committee of the Board of Directors of BancGroup has unanimously approved the Merger and the Agreement, and BancGroup’s Board of Directors has ratified such approval. The Merger will allow BancGroup to expand its banking operations in FFLC’s market area. BancGroup currently operates a commercial bank with 144 branches in Florida. The Board of Directors of BancGroup believes that the combination with FFLC is consistent with its current expansion strategy.

In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of FFLC and First Federal Savings Bank of Lake County (the “Bank”), including its capital and asset quality; (ii) similarities in the philosophies of BancGroup and FFLC, including the commitment of FFLC to delivering high quality personalized financial services to its customers; and (iii) the extensive knowledge of, and experience in, the Lake County, Florida, market area that has been demonstrated by the management of FFLC.

Interests of Certain Persons in the Merger

Certain members of the management and Boards of Directors of FFLC and First Federal Savings Bank of Lake County may be deemed to have certain interests in the Merger in addition to their interest as shareholders of FFLC generally. The Board of Directors of FFLC was aware of these interests and considered them, among other matters, in unanimously approving the Agreement.

Conversion or Cash-out of Options. As of the date of this Proxy Statement-Prospectus, FFLC had outstanding options (the “FFLC Options”) which entitle the holders thereof to acquire up to 194,309 shares of FFLC common stock. Each holder of a FFLC Option will either receive options to purchase two shares of BancGroup common stock for every share of FFLC he or she could currently purchase at an exercise price of half his or her current exercise price or will exchange his or her FFLC Options for a cash payment equal to $42.00 multiplied by the number of shares of FFLC common stock that would have issued if such FFLC Option had been exercised less the aggregate exercise price. See “The Merger—Treatment of FFLC Options.”

Employees. Pursuant to agreements with FFLC and Colonial BancGroup, Stephen T. Kurtz, President and CEO, Paul K. Mueller, Executive Vice President and Sandra L. Rutschow, Vice President and Corporate Secretary are expected to be paid $1,105,835, $637,421 and $176,776, respectively, at the completion of the merger. Pursuant to similar agreements, eight non-executive officers will also receive an aggregate amount of $2,511,283 at the completion of the merger.

BancGroup has also entered into an employment agreement with Stephen T. Kurtz that will become effective when and if the merger is completed. The agreement provides for a term of four years, and a base compensation of approximately $300,000. The agreement also provides that Mr. Kurtz will receive a signing bonus of $500,000 on the closing date. The employment agreement also provides that Mr. Kurtz will be eligible to receive options to purchase 10,000 shares of BancGroup common stock and annual incentive payments of not less than $75,000. Mr. Kurtz will also be provided employee benefits, fringe benefits and perquisites, including a car allowance of $1000 a month on the basis typically provided by BancGroup to its senior regional executives. The employment agreement also provides that Mr. Kurtz will not compete against BancGroup or solicit its customers in Lake, Sumter, Marion and Citrus Counties, Florida, during the term of the employment agreement.

Dwight L. Hart, Jay R. Bartholomew, Joseph D. Cioppa and Michael J. Cox have each entered into employment agreements with Colonial Bank that become effective at the completion of the merger. The employment agreements provide for one year of employment at their current level of salary and bonus.

On the Effective Date, all employees of FFLC will, at BancGroup’s option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank’s severance policy. All employees of FFLC who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup’s employees.

Indemnification. Under the Agreement, BancGroup has agreed for a period of six years to indemnify the directors and executive officers of FFLC against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that FFLC would have been authorized under Delaware law, or under its Certificate of Incorporation or Bylaws, to indemnify such persons.

Affiliate Agreements. FFLC’s directors have entered into “affiliate agreements” with BancGroup regarding various issues associated with the merger. These agreements provide that the director will, among other things:

•	agree to vote his or her shares for the merger;

•	not distribute BancGroup common stock issued in connection with the merger except in accordance with certain rules of the SEC; and

•	support the business of Colonial Bank, N.A. after the merger.

•	Additionally, FFLC’s directors who are not also employees of FFLC agreed generally not to compete with Colonial Bank, N.A. for a period of two years after the effective date of the Merger.

Conversion of FFLC Common Stock

The Agreement provides for the merger of FFLC with and into BancGroup, with BancGroup to be the surviving corporation. On the Effective Date, each share of FFLC common stock outstanding and held by the FFLC shareholders (except shares as to which dissenters’ rights are perfected) will be converted by operation of law and without any action by any holder thereof into either (i) two (2) shares of BancGroup common stock or (ii) $42.00 cash (the “Merger Consideration”). Accordingly, based upon the 5,412,202 shares of FFLC common stock outstanding as of the date of this Proxy Statement-Prospectus, and assuming the exercise of no FFLC Options and that no FFLC shareholder elects to receive cash in the merger, the number of shares of BancGroup common stock that may be issued in the Merger would be approximately 10,824,404 million shares. Assuming that the maximum number of shares of FFLC common stock are converted into the right to receive cash, then BancGroup would pay approximately $79,559,369 in cash and issue approximately 7,035,862 shares of its common stock in the merger.

No fractional shares of BancGroup common stock will be issued in connection with the Merger. Each shareholder of FFLC otherwise entitled to receive a fractional share of BancGroup common stock will receive instead a cash payment (without interest) equal to such fractional interest multiplied by $42.00.

The Agreement provides that if, prior to the Effective Date, BancGroup common stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup common stock, an appropriate and proportionate adjustment will be made in the number of shares of BancGroup common stock into which the FFLC common stock will be converted in the Merger.

Election of Consideration

The Agreement allows each FFLC shareholder to choose how many shares of his or her FFLC common stock will be converted to BancGroup common stock and how many shares of his or her FFLC common stock will be converted to cash. You may elect to receive only stock, only cash or some combination of both. If you do not make an election by the election deadline, then all of your FFLC common stock will be converted to BancGroup common stock. The board of directors of FFLC believed that allowing this choice would grant FFLC shareholders the opportunity to receive the form of consideration that was best suited to each shareholder’s needs. If an FFLC shareholder elects to receive only cash as his or her consideration, and other FFLC shareholders opt to receive stock in exchange for at least 65% of FFLC’s outstanding shares, then such FFLC shareholder will receive $42.00 cash for each share of FFLC common stock that such shareholder owns. Any FFLC shareholder who elects to receive cash in the merger should understand that such cash payment will be recognized as income to that shareholder and may have to pay income taxes on that income (see “Certain Federal Income Tax Consequences”). No income will be recognized by an FFLC shareholder if such shareholder elects to receive BancGroup common stock and no cash as his or her merger consideration.

You will be sent an election form in a few days. You should follow the instructions on the election form or the instructions given to you by your broker to elect the number of shares of FFLC common stock that you desire to be converted into cash and the number of shares of your FFLC common stock that you desire to be converted into BancGroup common stock. Enclosed with your Election Form will be a return envelope addressed to BancGroup’s Transfer Agent, SunTrust Bank (the “Exchange Agent”). You should complete your election form and mail it and your FFLC stock certificate(s) to SunTrust Bank in the envelope provided. In the event an election form is received by the Exchange Agent without FFLC stock certificates, it will be returned.

The Agreement places a maximum amount on BancGroup’s obligation to pay cash. Assuming there are 5,412,202 shares of FFLC common stock outstanding at the completion of the merger, the maximum cash amount will be $79,559,369. If all of the holders of FFLC stock options exercised their stock options prior to the merger, then there would be 5,606,511 shares outstanding at the time of the merger, and the maximum cash amount would be $82,445,712. If FFLC shareholders elect to receive more cash than the maximum cash amount, then the FFLC shareholders electing to receive cash would have their cash consideration reduced and their stock consideration increased on a pro rata basis.

As an example, if there are 5,412,202 shares of FFLC common stock outstanding at the time of the completion of the merger (in which case BancGroup is not obligated to pay more than $79,559,369 of the total merger consideration in cash), and the FFLC shareholders make an aggregate cash election of $113,656,242, then that would be $34,096,873 more than BancGroup is required to pay in cash, and would represent approximately 811,830 shares of FFLC common stock. The electing shareholders who had elected cash would have their cash portion of the merger consideration reduced on a pro rata basis and would instead receive an aggregate of 1,623,660 shares of BancGroup common stock. On an individual basis, each electing shareholder who had elected some portion of his or her merger consideration to be paid in cash would in fact receive cash for 70% of the FFLC common stock that he or she had originally elected to be paid in cash and the remaining 30% of FFLC common stock that the electing shareholder had requested cash for would be paid in BancGroup common stock. Thus, if an FFLC shareholder who owned 1,000 shares of FFLC common stock had elected to receive 100 shares in cash and 900 shares in BancGroup common stock, that shareholder would actually receive 70 shares in cash (or $2,940) and 930 FFLC shares in BancGroup common stock (1,860 shares of BancGroup common stock).

The deadline to make an election is 5:00 p.m. on May 11, 2005. If the Exchange Agent has not received your completed election form, including your FFLC certificates, by the deadline, then each share of your FFLC common stock will be converted into two shares of BancGroup common stock. You may change your election at any time prior to the election deadline, but once the election deadline has passed, all elections are final. You may, at any time prior to the election deadline, revoke your election by providing written notice to the Exchange Agent. The Exchange Agent’s address and phone number are SunTrust Bank, 58 Edgewood Avenue, Room 225, Atlanta, GA 30303 and (404) 588-7817.

If any portion of the merger consideration is to be paid to a person other than the person named on the FFLC common stock certificate, no payment can be made on that stock certificate unless it is properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar taxes required as a result of such payment to a person other than the registered holder of such FFLC stock certificate, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six month anniversary of the completion of the merger, BancGroup) shall be entitled to deduct and withhold from the merger consideration (including cash in lieu of fractional shares of BancGroup common stock) otherwise payable in connection with the merger to any holder of FFLC common stock such amounts as the Exchange Agent or BancGroup, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or BancGroup, as the case may be, such withheld amounts shall be treated for all purposes as having been paid to the holder of shares of FFLC common stock in respect of whom such deduction and withholding was made by the Exchange Agent or BancGroup, as the case may be.

The Exchange Agent or BancGroup, as the case may be, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of the Agreement, governing (A) the validity of the election form and compliance by any FFLC shareholder with the election procedures, (B) the manner and extent to which elections are to be taken into account in making the determinations prescribed by the Agreement, (C) the issuance and delivery of BancGroup stock certificates into which shares of FFLC common stock are converted in the merger and (D) the method of payment of cash for shares of FFLC common stock converted into the right to receive cash and cash in lieu of fractional shares of BancGroup common stock where the holder of the applicable FFLC stock certificate has no right to receive whole shares of BancGroup common stock.

Surrender of FFLC Common Stock Certificates

On the Effective Date and subject to the conditions described at “Conditions to Consummation of the merger,” FFLC shareholders (except those shareholders who perfect dissenters’ rights under applicable law) will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup common stock and/or be entitled to receive a cash payment, as described herein. Outstanding certificates representing shares of the FFLC common stock will represent shares of BancGroup common stock or rights to a cash payment. Thereafter, upon surrender of the certificates formerly representing shares of FFLC common stock, the holders will be entitled to receive certificates for the BancGroup common stock and/or a cash payment. Dividends on the shares of BancGroup common stock will accumulate without interest and will not be distributed to any former shareholder of FFLC unless and until such shareholder surrenders for cancellation his certificate for FFLC common stock. No interest will be paid on any cash payment owed as consideration for the merger. SunTrust Bank, transfer agent for BancGroup common stock, will act as the Exchange Agent with respect to the shares of FFLC common stock surrendered in connection with the merger. The Exchange Agent will mail a detailed explanation of these arrangements to FFLC shareholders promptly following the Effective Date. Stock certificates should not be sent to the Exchange Agent unless accompanied with an Election Form or until such notice is received.

Treatment of FFLC Options

Conversion of Options. As of the date of this Proxy Statement-Prospectus, FFLC had granted to its directors, executive officers and employees options (the “FFLC Options”), which entitle the holders thereof to acquire up to 194,309 shares of FFLC common stock. Option holders who own FFLC Options may allow their options to be converted into options to purchase BancGroup common stock. For each share of FFLC common stock the holder currently has an option to purchase, such holder will have an option to purchase two shares of BancGroup common stock, each for half of the exercise price of his or her current FFLC Option.

Cash-out of Options. Alternatively, holders of FFLC Options may exchange his or her FFLC Options for the right to receive a cash payment on the Effective Date. The amount of such cash payment is equal to $42.00 multiplied by the number of shares of FFLC common stock that would have been issued if such FFLC Options had been exercised less the aggregate exercise price.

The FFLC Options are issuable pursuant to the FFLC Bancorp, Inc. Incentive Stock Option Plans for Officers and Employees and the FFLC Bancorp, Inc. Stock Option Plan for Outside Directors (the “Option Plans”). The Option Plans are not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor subject to the Employee Retirement Income Security Act of 1974. FFLC Options are not transferable except under the laws of descent and distribution.

The FFLC Options held by employees are “incentive stock options” under Section 422 of the Internal Revenue Code. Upon exercise of such an option, ordinary income would not normally result to the optionee even if the price of the options is lower than the fair market value of the stock subject to the option at the date of exercise provided certain timing requirements are met. However, income could be recognized for alternative minimum tax purposes upon a exercise. No income for regular federal income tax purposes would be realized until the holder actually sells the stock obtained through the exercise of incentive stock options as long as such stock is held long enough. The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. Holders of FFLC options should contact their own professional tax advisors for advice concerning their particular tax situation.

Other Matters. It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of FFLC Options held. Option holders may obtain such information from BancGroup at the address given above on page — of this Proxy Statement-Prospectus.

Certain Federal Income Tax Consequences

The merger is intended to qualify as a “reorganization” for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). The obligation of each of FFLC and BancGroup to consummate the merger is conditioned on the receipt of an opinion from PricewaterhouseCoopers LLP, BancGroup’s tax advisor, to the effect that the merger will constitute such a reorganization. BancGroup has received this opinion. In delivering its opinion, PricewaterhouseCoopers LLP received and relied upon certain representations contained in certificates of officers of BancGroup and FFLC and certain other information, data, documentation and other materials as it deemed necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that consideration other than BancGroup common stock (including cash in lieu of fractional shares, cash consideration in exchange for outstanding options and cash paid to FFLC shareholders electing to receive cash in the merger) will represent no more than 50% of the total fair market value of all consideration paid to FFLC shareholders in the transaction.

Neither FFLC nor BancGroup intends to seek a ruling from the IRS as to the federal income tax consequences of the merger. Shareholders of FFLC should be aware that the opinion from PricewaterhouseCoopers LLP will not be binding on the IRS or the courts. Shareholders of FFLC also should be aware that some of the tax consequences of the merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

The tax opinion states that, provided the assumptions therein are satisfied, the merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to FFLC shareholders who exchange their shares of FFLC common stock for shares of BancGroup common stock:

(i) No gain or loss will be recognized by BancGroup or FFLC as a result of the Merger;

(ii) The FFLC shareholders will not recognize any gain or loss related to BancGroup common stock received in exchange for their shares of FFLC common stock. To the extent that both cash and stock are received by a shareholder in the merger, gain (but not loss) will be recognized. FFLC shareholders receiving dividends from FFLC prior to the completion of the merger will be taxed on those distributions in accordance with Section 301 of the Internal Revenue Code.

(iii) The tax basis of the BancGroup common stock received by each FFLC shareholder will equal the tax basis of such shareholder’s FFLC shares surrendered in the merger, decreased by the fair market value of the consideration (other than BancGroup common stock) and the amount of cash received by such FFLC shareholder in the merger and increased by (i) the amount of gain, if any, recognized by such FFLC shareholder on the receipt of such other consideration and (ii) the amount, if any, which is treated as a dividend;

(iv) The holding period of the BancGroup common stock received by the FFLC shareholders will include the holding period during which the FFLC common stock surrendered in exchange therefore was held, provided that such stock is held as a capital asset in the hands of the FFLC shareholders on the date of the exchange under Internal Revenue Code Section 1223(1); and

(v) The cash received by a FFLC shareholder in lieu of a fractional share interest of BancGroup common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup stock which he or she would otherwise be entitled to receive and will qualify for either capital gain or loss treatment, provided that such stock is held as a capital asset in the hands of the FFLC shareholder on the date of the exchange under Internal Revenue Code Section 1223(1).

Each FFLC shareholder will be required to report on such shareholder’s federal income tax return for the fiscal year of such shareholder in which the merger occurs that such shareholder has received BancGroup common stock in a reorganization.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF FFLC, TO FFLC AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF FFLC COMMON STOCK AS “CAPITAL ASSETS” WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF FFLC COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX

CONSEQUENCES TO HOLDERS OF FFLC OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FFLC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

Other Possible Consequences

If the merger is consummated, the shareholders of FFLC, a Delaware business corporation, will become shareholders of BancGroup, a Delaware business corporation. For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to FFLC common stock as compared with BancGroup common stock, see “Comparative Rights of Stockholders.”

Conditions to Consummation of the Merger

The parties’ respective obligations to consummate the merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

The obligations of FFLC and BancGroup to consummate the merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of FFLC common stock; (ii) the notification to, or approval of the merger by, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Office of Thrift Supervision; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the merger or to obtain divestiture, rescission or damages in connection with the merger; (iv) the absence of any investigation by any governmental agency which might result in any such proceeding; (v) consummation of the merger no later than September 30, 2005; and (vi) receipt of opinions of counsel regarding certain matters. The Agreement permits the parties to waive, in writing, conditions for the consummation of the merger other than those required by law.

The obligation of FFLC to consummate the merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup common stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

The obligation of BancGroup to consummate the merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of FFLC; (ii) the number of shares as to which holders of FFLC common stock exercise dissenters’ rights not exceeding 10% of the outstanding shares of FFLC common stock; (iii) the accuracy in all material respects of the representations and warranties of FFLC contained in the Agreement, (iv) the performance by FFLC of all of its covenants and agreements under the Agreement, including certain restrictions on FFLC’s conduct of its business; and (v) the receipt of the applicable consents to the merger and the consents of the lessors of certain FFLC offices.

It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement and satisfaction of each party of all representations, warranties and covenants, will either be satisfied or waived by the parties. The Agreement provides that each of FFLC and BancGroup may waive all conditions to its respective obligation to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and approval of the Agreement by the shareholders of FFLC. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of FFLC and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

Amendment or Termination of Agreement

To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after approval of the Agreement by the holders of FFLC common stock, no amendment decreasing the consideration to be received by FFLC shareholders may be made without the further approval of such shareholders. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after approval of the Agreement by the shareholders of FFLC, by the mutual consent of the respective Boards of Directors of FFLC and BancGroup or by the Board of Directors of either BancGroup or FFLC under certain circumstances including, but not limited to: (i) a material breach which cannot or has not been cured within 30 days of notice of such breach being given by the non-breaching party, (ii) failure to consummate the transactions contemplated under the Agreement by September 30, 2005, provided that such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate and (iii) if FFLC enters into a binding agreement with any third party to merge with, or sell control to, that third party. In that event, BancGroup will have the right to receive a payment of $10,000,000 (the “Termination Fee”) from FFLC or its acquiror.

Commitment with Respect to Other Offers

Until the earlier of the Effective Date or, subject to certain limitations, the termination of the Agreement, neither FFLC nor any of its directors or officers (or any person representing any of the foregoing) may solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, FFLC or any business combination involving FFLC (collectively, an “Acquisition Proposal”) other than as contemplated by the Agreement. FFLC is required to notify BancGroup immediately if any such inquiries or proposals are received by FFLC, if any such information is requested from FFLC, or if any such negotiations or discussions are sought to be initiated with FFLC. FFLC is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. FFLC may communicate information about an Acquisition Proposal to its shareholders if and to the extent that FFLC’s legal counsel advises FFLC that it is required to do so in order to comply with its legal obligations.

If FFLC enters into a letter of intent or a definitive agreement to be acquired by any party other than BancGroup prior to the closing of the merger or the termination of the Agreement, or, under certain circumstances, if FFLC is acquired by a party other than BancGroup within twelve months after the termination of the Agreement, then BancGroup shall be entitled to receive a payment of the Termination Fee. Such payment shall compensate BancGroup for its direct and indirect costs and expenses associated with pursuing the merger and BancGroup’s loss as a result of the failure to complete the merger. The Termination Fee may also have the effect of increasing the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of FFLC while BancGroup is seeking to consummate the Merger.

Regulatory Approvals

Section 8.2 of the Agreement provides that as a condition to closing, approvals, in form and substance reasonably satisfactory to BancGroup and FFLC, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory agencies granting the authority necessary for the consummation of the holding company merger and the possible merger of the Bank with and into Colonial Bank (the “Bank Merger”), if such Bank Merger is desired by BancGroup.

An application must be filed with the Federal Reserve pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the regulations promulgated pursuant thereto for its prior approval of BancGroup’s acquisition of FFLC and the Bank. This application was filed on March 11, 2005.

In order to be in a position to consummate the Bank Merger should BancGroup decide to effect it, it will be necessary to obtain the prior approval of the Office of the Comptroller of the Currency (the “OCC”) and notice of the Bank Merger must be filed with the Office of Thrift Supervision (the “OTS”). With respect to the Bank Merger, an application was filed with the OCC, and a notification was filed with the OTS, on March 11, 2005.

Federal Reserve Approval. Pursuant to Section 4 of the BHCA, and the regulations promulgated pursuant thereto, the approval of the Federal Reserve must be obtained prior to BancGroup acquiring FFLC and FFSB. In evaluating an application filed pursuant to Section 4, the Federal Reserve will consider whether the performance of the activities can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition and unsound banking practices). The Federal Reserve will also take into consideration, among other factors, the financial condition and managerial resources of BancGroup, its subsidiaries, FFLC and the Bank. The Federal Reserve will also consider the convenience and needs of the communities to be served and the compliance records of Colonial Bank and the Bank under the Community Reinvestment Act.

The Federal Reserve’s regulations provide for the publication of notice and public comment on the application and authorize the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval required for consummation of the transaction.

OCC Approval. Pursuant to Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”) and OCC regulations promulgated pursuant thereto, the OCC’s prior approval of the Bank Merger must be obtained in order for BancGroup to directly merge the Bank with and into Colonial Bank. The OCC is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the OCC is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The OCC is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. The OCC will consider the compliance records of the applicant bank and target bank under the Community Reinvestment Act and the effectiveness of the institutions in combating money laundering activities.

The Bank Merger Act and the OCC regulations promulgated pursuant thereto provide for the publication of notice and public comment on the application and authorize the OCC to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval required for consummation of the Bank Merger. The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the OCC’s approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Bank Merger for antitrust reasons, may challenge the consummation of the Bank Merger.

The Agreement provides that the obligation of each of BancGroup and FFLC to consummate the transaction is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for Colonial BancGroup to consummate the transaction will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the transaction.

Any approval received from bank regulatory agencies reflects only their view that the transaction does not contravene applicable competitive standards imposed by law, and that the transaction is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE TRANSACTION.

BancGroup is not aware of any governmental approvals or actions that may be required for consummation of the transaction except for the approvals described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

Conduct of Business Pending the Merger

The Agreement contains certain restrictions on the conduct of the business of FFLC pending consummation of the Merger. The Agreement prohibits FFLC from taking, without the prior written consent of BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and FFLC:

(i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of FFLC common stock issued upon the exercise of FFLC Options;

(ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities, provided that FFLC may continue to make its normal quarterly cash dividends of no more than $0.14 per share at times consistent with past practice;

(v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

(vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

(vii) Waiving any rights of value which in the aggregate are material considering the business as a whole;

(viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(ix) Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(x) Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

(xii) Entering into any other material transaction other than in the ordinary course of business; and

(xiii) Agreeing in writing, or otherwise, to take any action described in clauses (i) through (xii) above.

The Agreement provides that, prior to the Effective Date, no director or officer of FFLC or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of FFLC or its subsidiaries.

The Agreement also provides that: (i) at the request of BancGroup, FFLC will consult with BancGroup and advise BancGroup in advance of all loan requests outside the ordinary course of business or in excess of $1,000,000 that are not single-family residential loan requests; and (ii) FFLC will consult with BancGroup respecting business issues that FFLC believes should be brought to the attention of BancGroup.

Indemnification

BancGroup has agreed to indemnify for six years present and former directors and officers of FFLC and the Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the maximum extent provided in the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of FFLC.

Rights of Dissenting Shareholders

FFLC is a Delaware corporation, and under Delaware law FFLC stockholders are entitled to appraisal rights in connection with the merger. The following summary of the material provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Appendix B and is incorporated into this summary by reference. Stockholders intending to exercise appraisal rights should carefully review Appendix B. Failure to follow precisely any of the statutory procedures set forth in Appendix B may result in a termination or waiver of these rights.

If the merger is completed, each holder of FFLC common stock who:

•	files written notice with FFLC of an intention to exercise the rights to appraisal of the stockholder’s shares prior to the Annual Meeting,

•	does not vote in favor of the merger, and

•	follows the procedures set forth in Section 262,

will be entitled to be paid for the stockholder’s FFLC common stock by the surviving corporation the fair value in cash of the shares of common stock. The fair value of shares of FFLC common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger.

The shares of FFLC common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement as “dissenting shares.”

A proxy or vote against the merger does not constitute the notice of intention to exercise rights of appraisal required by Section 262. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger agreement and the merger. Stockholders electing to exercise their appraisal rights must not vote FOR the merger. Failure to vote against the merger does not constitute a waiver of your rights of appraisal.

Within 10 days after the effective time of the merger, BancGroup, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with the first two points above notifying such stockholders of the effective time of the merger. Within 120 days after the effective date, former holders of FFLC common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective time of the merger, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from BancGroup a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisals have been received, and the aggregate number of holders of such shares.

Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares that are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

All demands for appraisal should be addressed to the Corporate Secretary at FFLC Bancorp, Inc., P.O. Box 490420, Leesburg, Florida 34749-0420, before the vote on the merger is taken at the Annual Meeting, and should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners.

An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; in that case, however, the agent must identify in the demand the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Any holder of shares of FFLC common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote on the shares subject to the demand for any purpose or be entitled to the payment of any dividends or other distributions on those shares (except dividends or distributions payable to holders of record of FFLC common stock as of a record date prior to the effective time of the merger).

If any holder of FFLC common stock who demands appraisal of the holder’s shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, the holder’s shares will be converted into a right to receive two shares of BancGroup common stock per share, in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	neither BancGroup nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the stockholder delivers to BancGroup, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with BancGroup’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights. If that occurs, a former FFLC stockholder will be entitled to receive the stock merger consideration for the holder’s dissenting shares in accordance with the merger agreement.

IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, FFLC STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

Delisting and Deregistration of FFLC Common Stock after the Merger

When the merger is completed, the FFLC common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Resale of BancGroup Common Stock Issued in the Merger

The issuance of the shares of BancGroup common stock pursuant to the Merger (including any shares to be issued pursuant to FFLC Options) has been registered under the Securities Act of 1933 (the “Securities Act”). As a result, shareholders of FFLC who are not “affiliates” of FFLC (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup common stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of FFLC are subject to restrictions on the resale of the BancGroup common stock which they receive in the Merger.

The BancGroup common stock received by affiliates of FFLC (primarily officers, directors and principal shareholders) who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup common stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup common stock or the average weekly trading volume in BancGroup common stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former FFLC affiliate has held the BancGroup common stock for at least one year. BancGroup common stock held by affiliates of FFLC who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

FFLC has provided BancGroup with the identity of those persons who may be deemed to be affiliates of FFLC. FFLC has obtained from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup common stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act.

Accounting Treatment

BancGroup will account for the Merger as a purchase transaction in accordance with generally accepted accounting principles. Under this accounting treatment, and in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the purchase price will be assigned to the fair value of the net tangible and identifiable intangible assets acquired, with any amounts in excess thereof being assigned to “goodwill.” The valuation of intangibles, if any, will be made as of the Effective Date of the merger. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, qualifying intangibles, such as core deposit intangibles, will be amortized by charges to future earnings over their expected useful lives. The remaining goodwill will be capitalized and evaluated for impairment on an annual basis, or if circumstances arise in which it is more likely than not the fair value of the related reporting unit has been reduced. If such goodwill were to be deemed impaired, such impairment would be measured and any such amount would be charged against current earnings.

NYSE Reporting of BancGroup Common Stock Issued in the Merger

Sales of BancGroup common stock to be issued in the Merger in exchange for shares of FFLC common stock will be listed on the NYSE.

COMPARATIVE MARKET PRICES AND DIVIDENDS

BancGroup. BancGroup common stock is listed for trading on the NYSE under the symbol “CNB.” The following table indicates the high and low sales prices of the BancGroup common stock as reported on the NYSE and dividends paid since January 1, 2002.

	Price Per Share of Common Stock		Dividends Per Share
	High	Low
2002
First Quarter	$15.19	$13.47	$.13
Second Quarter	16.11	14.41	.13
Third Quarter	14.65	12.03	.13
Fourth Quarter	12.85	11.01	.13

2003
First Quarter	12.79	10.63	.14
Second Quarter	14.24	11.20	.14
Third Quarter	15.06	13.79	.14
Fourth Quarter	18.10	14.44	.14

2004
First Quarter	18.83	16.45	.145
Second Quarter	18.60	16.62	.145
Third Quarter	20.89	17.80	.145
Fourth Quarter	22.70	20.43	.145

2005
First Quarter (through March 17, 2005)	21.49	19.73	.1525

FFLC. FFLC common stock is traded on the NASDAQ National Market automated securities exchange under the symbol “FFLC.” The following table indicates the high and low sales prices of the FFLC common stock as reported on the NASDAQ National Market and dividends paid since January 1, 2002.

	Price Per Share of Common Stock		Dividends Per Share
	High	Low
2002
First Quarter	$16.90	$13.53	$.09
Second Quarter	18.90	16.53	.09
Third Quarter	19.77	17.83	.09
Fourth Quarter	19.71	17.83	.09

2003
First Quarter	25.82	19.38	.10
Second Quarter	28.90	18.67	.10
Third Quarter	30.95	25.08	.13
Fourth Quarter	30.47	26.50	.13

2004
First Quarter	29.94	26.60	.13
Second Quarter	28.89	24.75	.13
Third Quarter	27.50	24.26	.13
Fourth Quarter	35.36	27.00	.13

2005
First Quarter (through March 16, 2005)	42.50	35.00	.14

On January 14, 2005, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup common stock on the NYSE was $20.00 per share. The following table presents the market value per share of BancGroup common stock on that date, and the market value and equivalent per share value of FFLC common stock on that date:

	BancGroup Common Stock(1)	FFLC Common Stock(2)	Equivalent Price Per FFLC Share(3)
Comparative Market Value	$20.00	$35.03	$40.00

(1)	Closing price as reported by the NYSE on January 14, 2005.
(2)	Closing price as reported by the NASDAQ National Market on January 14, 2005.
(3)	If the Merger had closed on January 14, 2005, two (2) shares of BancGroup common stock would have been exchanged for each share of FFLC common stock.

BANCGROUP CAPITAL STOCK AND LONG TERM DEBT

BancGroup’s authorized capital stock consists of 200,000,000 shares of BancGroup common stock, par value $2.50 per share and 1,000,000 shares of preferred stock, $2.50 par value per share. As of December 31, 2004, there were outstanding a total of 133,823,776 shares of BancGroup common stock. No shares of Preference Stock are issued and outstanding. Additionally, BancGroup has various issuances of long term debt outstanding at December 31, 2004 summarized as follows and described more fully below, under BancGroup debt. BancGroup’s Board of Directors has approved increasing the amount of its authorized common stock from 200,000,000 to 400,000,000 and has approved the authorization of 50,000,000 shares of a new class of Preferred Stock. BancGroup’s shareholders will consider whether to approve the increase in authorized common stock and the new class of preferred stock at their 2005 meeting.

December 31, 2004
(in thousands)
Variable rate subordinated debentures	$7,725
Subordinated Notes	265,873
Junior Subordinated Debt	313,213
FHLB and other long-term debt	1,631,617

Total	$2,218,428

The following statements with respect to BancGroup common stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the “BancGroup Certificate”), as amended, and Bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BancGroup Common Stock

Dividends. Subject to the rights of holders of Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup common stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup common stock are entitled to share ratably in such dividends.

Voting Rights. Each holder of BancGroup common stock has one vote for each share held on matters presented for consideration by the stockholders.

Preemptive Rights. The holders of BancGroup common stock have no preemptive rights to acquire any additional shares of BancGroup.

Issuance of Stock. The BancGroup Certificate authorizes the Board of Directors of BancGroup to issue authorized shares of BancGroup common stock without stockholder approval. However, BancGroup’s Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup common stock under certain circumstances.

Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preferred Stock.

Preference Stock

The Preference Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preference Stock (or of the entire class of Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference Stock may have a preference over the BancGroup common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

BancGroup Debt

In connection with the ASB Bancshares, Inc. acquisition, on February 5, 1998, BancGroup issued $7,725,000 of variable rate subordinated debentures due February 5, 2008 (“1998 Debentures”). These variable rate subordinated debentures bear interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum).

On March 15, 1999, Colonial Bank issued $100 million of subordinated notes, due March 15, 2009. The notes qualify as Tier II capital, bear interest at 8.00% and are not subject to redemption prior to maturity. Colonial Bank executed two interest rate swaps whereby Colonial Bank will receive fixed rates and pay floating rates, effectively converting the fixed rate notes to floating. The result of these interest rate swaps created effective floating rates of 3-month LIBOR plus 4.01% on $50 million and 3-month LIBOR plus 4.015% on $50 million. The total fair market value of the swaps at December 31, 2004 was $69,000.

On May 23, 2001, Colonial Bank issued $150 million in 9.375% subordinated notes due June 1, 2011. This debt qualifies as Tier II capital. In connection with this issuance, Colonial Bank executed an interest rate swap whereby Colonial Bank will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 3.2775%. The fair market value of the swap at December 31, 2004 was $15.8 million.

Due to BancGroup’s adoption of FIN 46 on July 1, 2003, all of its trust preferred securities were deconsolidated. As a result, the trust preferred securities are no longer reflected on Colonial’s consolidated statement of condition, and instead it now reflects the junior subordinated debt that was issued to the special purpose trusts. The junior subordinated debt has the same terms as the trust preferred securities.

On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of trust preferred securities, representing $72 million in junior subordinated debt, that qualify as Tier I capital. The securities bear interest at 8.92% and are subject to redemption by BancGroup, in whole or in part, at any time after January 29, 2007 until maturity in January 2027. On May 14, 2002, BancGroup executed an interest rate swap whereby it will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 2.23%. The fair market value of the swap at December 31, 2004 was $3.8 million.

On March 21, 2002, BancGroup issued, through a special purpose trust, $100 million of trust preferred securities, representing $103 million in junior subordinated debt, that qualify as Tier I capital. The securities bear interest at 8.32% and are subject to redemption by BancGroup, in whole or in part, at any time after April 1, 2007 until maturity in April 2032. In connection with this issuance, BancGroup executed an interest rate swap whereby BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of this interest rate swap created an effective floating rate of 3-month LIBOR plus 1.40%. The fair market value of the swap at December 31, 2004 was $6.0 million.

In March 2002, BancGroup added $8 million in trust preferred securities, representing $8 million in junior subordinated debt, as part of the acquisition of Mercantile BancCorp, Inc. The securities qualify as Tier I capital and bear interest at a quarterly adjusted rate of prime plus 1.25%. These securities are subject to redemption by BancGroup in whole at any time after September 7, 2006 until maturity in September 2031.

On September 16, 2003, BancGroup issued, through a special purpose trust, $100 million of trust preferred securities, representing $103 million in junior subordinated debt, that qualify as Tier I capital. The securities bear interest at 7.875% and are subject to redemption by BancGroup, in whole or in part, at any time after October 1, 2008 until maturity in October 2033. In connection with this issuance, BancGroup executed three different interest rate swaps whereby BancGroup will receive a fixed rate and pay a floating rate, effectively converting the fixed rate notes to floating. The result of these interest rate swaps created effective floating rates of 3-month LIBOR plus 1.995% on $30 million, 3-month LIBOR plus 2.0875% on $35 million, and 3-month LIBOR plus 1.9975% on $35 million. The total fair market value of the swaps at December 31, 2004 was $1.0 million.

In May 2004, BancGroup added $15 million in trust preferred securities, representing $15 million in junior subordinated debt, as part of the acquisition of P.C.B. Bancorp, Inc. These securities qualify as Tier I capital and bear interest at average rates of 3-month LIBOR plus 3.32% on $10 million and 3-month LIBOR plus 3.40% on $5 million. BancGroup may redeem $10 million, in whole or in part, on any March 26, June 26, September 26 or December 26 on or after September 26, 2007 until maturity in September 2032. BancGroup may redeem $5 million, in whole or in part, on any March 26, June 26, September 26 or December 26 on or after March 26, 2008 until maturity in March 2033.

The subordinated debentures, notes, trust preferred securities and junior subordinated debt described above are subordinate to substantially all remaining liabilities of BancGroup.

BancGroup had long-term FHLB Borrowings outstanding of $1.3 billion at December 31, 2004. These borrowings bear interest rates of 1.84% to 6.22% and mature from 2006 to 2014. During 2004, BancGroup entered into interest swap agreements to convert $575 million of existing FHLB advances to a weighted floating rate of 3-month LIBOR plus 1.2843%. These advances had a weighted average fixed rate of 4.9076%. The total fair market value of the swaps at December 31, 2004 was $11.9 million.

BancGroup had a long-term security repurchase agreement in the amount of $300 million outstanding at December 31, 2004. The arrangement matures in August 2006 and bears interest at a rate of 1-month LIBOR plus 0.04%.

Change in Control

Certain provisions of the BancGroup Certificate and the BancGroup Bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preferred Stock with such rights and privileges, including voting rights, as it may deem appropriate in order to enable BancGroup’s Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup common stock. See “Preferred Stock.” In addition, the power of BancGroup’s Board of Directors to issue additional shares of BancGroup common stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See “BancGroup Common Stock.” The following provisions also may deter any change in control of BancGroup.

Classified Board. BancGroup’s Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup’s Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 19 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board of Directors may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

Business Combinations. Certain “Business Combinations” of BancGroup with a “Related Person” may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of “Voting Stock,” plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A “Related Person” is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup common stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup’s Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A “Continuing Director” is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup’s stockholders. As of February 20, 2003, the Board of Directors of BancGroup owned approximately 6.9% of the outstanding shares of BancGroup common stock.

Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup common stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

Director Authority. The BancGroup Certificate prohibits stockholders from calling special stockholders’ meetings and acting by written consent. It also provides that only BancGroup’s Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board of Directors to act by majority vote.

Bylaw Provisions. The BancGroup Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholders’ meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholders’ meetings.

Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain “business combinations” (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup common stock (or one who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an “Interested Stockholder”), unless the Board of Directors has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person’s beneficial ownership interest reached 15% (a “Stock Acquisition”), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by BancGroup’s Board of Directors and authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Stockholder, such shareholder owned at least 85% of the outstanding BancGroup common stock (excluding BancGroup common stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at “Business Combinations,” but they are generally less restrictive than the BancGroup Certificate.

Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

COMPARATIVE RIGHTS OF SHAREHOLDERS

If the Merger is consummated, shareholders of FFLC (except those perfecting dissenters’ rights) will become holders of BancGroup common stock. The rights of the holders of the FFLC common stock who become holders of BancGroup common stock following the Merger will be governed by the BancGroup Certificate and the BancGroup Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

The following summary compares the rights of the holders of FFLC common stock with the rights of the holders of the BancGroup common stock. For a more detailed description of the rights of the holders of BancGroup common stock, including certain features of the BancGroup Certificate and the DGCL that might limit the circumstances under which a change in control of BancGroup could occur, see “BancGroup Capital Stock and Debentures.”

The following information is qualified in its entirety by the BancGroup Certificate and the BancGroup Bylaws, and the FFLC Certificate of Incorporation and Bylaws and the Delaware General Corporation Law.

Director Elections

FFLC. FFLC’s directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors.

BancGroup. BancGroup’s directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See “BancGroup Capital Stock and Debentures—Changes in Control—Classified Board.”

Removal of Directors

FFLC. Under FFLC’s Certificate of Incorporation, subject to the rights of holders of any class or series of FFLC preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting stock of FFLC, voting together as a single class.

BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

Voting

FFLC. Subject to the restriction noted in the following paragraph, each share of FFLC common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of FFLC, and shareholders of FFLC do not have the right to cumulate votes in an election of directors.

The certificate of incorporation of FFLC provides that in no event shall any record owner of any outstanding FFLC common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of FFLC common stock be entitled or permitted to any vote in respect of the shares held in excess of such 10% limit. Beneficial ownership is determined by Rule 13d-3 under the Exchange Act and includes shares beneficially owned by that person or any of his, her or its affiliates, shares which that person or his, her or its affiliates have the right to acquire under any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which that person and his, her or its affiliates have sole or shared voting or investment power. Beneficial ownership does not include shares under a publicly solicited revocable proxy or shares that are not otherwise deemed to be beneficially owned by such person and his, her or its affiliates. No director or officer (or any affiliate thereof) of FFLC will, solely by reason of any or all of such directors of officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the FFLC ESOP or any similar plan of FFLC or the Bank or any director with respect thereto (solely by reason of such director’s capacity) be deemed to beneficially own any shares held under any such plan.

BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup common stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

Preemptive Rights

FFLC. Holders of FFLC common stock do not have preemptive rights with respect to any shares of FFLC common stock that may be issued.

BancGroup. The holders of BancGroup common stock have no preemptive rights to acquire any additional shares of BancGroup common stock or any other shares of BancGroup capital stock.

Directors’ Liability

FFLC. FFLC’s Certificate of Incorporation provides that no director of FFLC will be personally liable to FFLC or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to FFLC or its shareholders, (2) for act, or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under certain provisions of the Delaware General Corporation Law dealing with the unlawful declaration and payment of dividends and repurchases of capital stock, or (4) for any transaction from which the director derived an improper personal benefit. FFLC’s certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of FFLC will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Indemnification

FFLC. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief that his or her conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit indemnification if such situations if, any only to the extent, approved by the Delaware Court of Chancery or other relevant courts). To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, that person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

FFLC’s Certificate of Incorporation generally provides that FFLC shall indemnify directors and officers of FFLC against all liabilities incurred by such persons in connection with any brought or threatened proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of FFLC to the fullest extent authorized by the Delaware General Corporation Law, provided that except with respect to proceedings to enforce rights to indemnification, FFLC shall indemnify any such person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of FFLC.

FFLC’s Certificate of Incorporation further provides that the right to indemnification shall include the right to be paid by FFLC for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition, provided that if the Delaware General Corporation Law requires, an advancement of expenses shall be made only upon delivery to FFLC of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified for such expenses under FFLC’s Certificate of Incorporation or otherwise.

BancGroup. The BancGroup Certificate provides that directors, officers, employees and agents of BancGroup shall be indemnified to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

BancGroup maintains an officers’ and directors’ insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

Special Meetings of Shareholders; Action Without a Meeting

FFLC. Under the Certificate of Incorporation and bylaws of FFLC special meetings of the shareholders of FFLC may be called only by the board of directors of FFLC in accordance with a resolution adopted by a majority of the whole board of directors (meaning the total number of authorized directors, regardless of vacancies).

The Certificate of Incorporation and Bylaws of FFLC provide that any action required or permitted to be taken by the shareholders of FFLC must be effected at a duly called annual or special meeting of shareholders of FFLC and may not be effected by any consent in writing by such shareholders.

BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup’s stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

Mergers, Share Exchanges and Sales of Assets

FFLC. The Delaware General Corporation Law generally requires the approval of the FFLC board of directors and the holders of at least a majority of the outstanding FFLC common stock for mergers and consolidations in which FFLC is a participating corporation and for sales of all or substantially all of FFLC’s assets.

The certificate of incorporation of FFLC contains a provision which requires that mergers and certain other business combinations with an “interested stockholder” (as defined in the Certificate of Incorporation of FFLC), or an “affiliate” of an interested stockholder (also as so defined), be approved by the holders of at least 80% of the outstanding voting stock of FFLC entitled to vote in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class, unless certain price and procedural requirements are met or a majority of FFLC’s “disinterested directors” (as defined herein) approves the merger or other business combination. An “interested stockholder” generally is defined to include any person, firm or entity, other than FFLC or any subsidiary of FFLC, which is the beneficial owner of more than 10% of the voting shares of FFLC and a “disinterested director” generally is defined as any director of FFLC who is unaffiliated with an interested stockholder and who was a director of FFLC prior the time that the interested stockholder became such.

BancGroup. The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the Merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the Merger. See also “BancGroup Capital Stock and Debentures—Changes in Control” for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup.

Amendment of Certificate of Incorporation and Bylaws

FFLC. The Certificate of Incorporation of FFLC provides that in addition to any vote required by law or FFLC’s Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the outstanding voting stock of FFLC entitled to vote generally in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class, is required to amend or repeal specific provisions of the Certificate of Incorporation, including the provisions limiting voting rights, relating to actions by stockholder and the calling of special meetings of stockholders, the number, classification and removal of directors, the approval of certain business combinations, director and officer indemnification and amendment of FFLC’s Bylaws and Certificate of Incorporation.

The Certificate of Incorporation of FFLC provides that FFLC’s bylaws may be amended or repealed by a majority of the whole board of directors or by a vote of the holders of at least 80% of the outstanding voting stock of FFLC entitled to vote generally in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class.

BancGroup. Under the DGCL, a Delaware corporation’s Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate of Incorporation requires “super-majority” Stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate of Incorporation governing (i) the election or removal of directors, (ii) business combinations between BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See “BancGroup Capital Stock and Debentures—Changes in Control.”

As is permitted by the DGCL, the Certificate of Incorporation gives the Board of Directors the power to adopt, amend or repeal the BancGroup Bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

Rights of Dissenting Stockholders

FFLC. Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, “fair value” may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is FFLC common stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 stockholders (as is FFLC common stock), and (ii) stockholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

BancGroup. Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, “fair value” may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery, if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup common stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 stockholders (as is BancGroup common stock), and (ii) stockholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

Preferred Stock

FFLC. The FFLC certificate of incorporation authorizes up to 1,000,000 shares of preferred stock from time to time by resolution of the Board of Directors of FFLC. Currently, no shares of preferred stock are issued and outstanding.

BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the Board of Directors of BancGroup. Currently, no shares of Preference Stock are issued and outstanding. See “BancGroup Capital Stock and Debentures—Preferred Stock.”

Control Share Acquisitions

FFLC.

Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation such as FFLC which has not “opted out” of coverage by this section in the prescribed manner shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an “interested stockholder” unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder,” or (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.” The three-year prohibition on business combinations with an “interested stockholder” does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market or (3) held of record by more than 2,000 shareholders, unless in each case this result was directly or indirectly caused by the “interested stockholder” or from a transaction in which a person became an “interested stockholder.”

An “interested stockholder” generally means any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates and associates of such a person. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of the corporation’s assets and various other transactions which may benefit an “interested stockholder.”

BancGroup. For information with respect to provisions under BancGroup’s governing documents and the DGCL regarding provisions which may have the effect of presenting, discouraging or delaying any change in control of BancGroup, see “BancGroup Capital Stock and Debentures—Changes in Control.”

Transactions with Interested Persons

FFLC. For FFLC information regarding transactions with interested persons, see Proposal No. 2— Transactions with Related Persons at page              of this Proxy Statement-Prospectus.

BancGroup. For information with respect to provisions under BancGroup’s governing documents and the DGCL regarding provisions which may have the effect of presenting, discouraging or delaying any change in control of BancGroup, see “BancGroup Capital Stock and Debentures—Changes in Control.”

Effect of the Merger on FFLC Shareholders

As of March 23, 2005, FFLC had 1,712 shareholders of record and 5,412,202 outstanding shares of common stock. As of February 28, 2005, there were 145,546,391 shares of BancGroup Common Stock outstanding held by approximately 9,506 stockholders of record.

Assuming that no dissenters’ rights of appraisal are exercised or cash elections are made in the merger, that 5,412,202 shares of FFLC common stock are outstanding on the Effective Date, an aggregate number of 10,824,404 shares of BancGroup common stock would be issued to the shareholders of FFLC pursuant to the merger. These shares would represent approximately 6.9% of the total shares of BancGroup common stock outstanding after the merger, not counting any shares of BancGroup common stock to be issued in other pending acquisitions.

The issuance of the BancGroup common stock pursuant to the merger will reduce the percentage interest of the BancGroup common stock currently held by each principal stockholder and each director and officer of BancGroup. Based upon the foregoing assumptions as a group, the directors and executive officers of BancGroup who own approximately 6.7% of BancGroup’s outstanding shares would own approximately 6.2% after the merger. See “Business of BancGroup—Voting Securities and Principal Stockholders.”

BANCGROUP

General

BancGroup is a Delaware corporation organized in 1974 as a bank holding company under the Bank Holding Act of 1956, as amended. Through its wholly-owned subsidiary, Colonial Bank, N.A., BancGroup conducts a general commercial banking business in the states of Alabama, Florida, Georgia, Nevada, Tennessee and Texas. At December 31, 2004, BancGroup had assets of $18.9 billion.

As of December 31, 2004, Colonial Bank, N.A. had a total of 292 branches, with 115 branches in Alabama, 127 branches in Florida, 22 branches in Georgia, three branches in Tennessee, 12 branches in Texas and 13 branches in Nevada. Colonial Bank, N.A. conducts a general commercial banking business in its respective service areas. Colonial Bank, N.A. offers a variety of demand, savings and time deposit products as well as extensions of credit through personal, commercial and mortgage loans within each of its market areas. Colonial Bank, N.A. also provides additional services to its markets through cash management services, electronic banking services, credit card and merchant services and financial planning services. Financial planning services include trust services and the sales of various types of investment products such as mutual funds, annuities, stocks, municipal bonds and U.S. government securities.

As of February 28, 2005, BancGroup had issued and outstanding 145,546,391 shares of BancGroup common stock with approximately 9,506 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 3,854,798 shares of BancGroup common stock were subject to issuance upon exercise of options pursuant to BancGroup’s stock option plans. There are currently 200,000,000 shares of BancGroup common stock authorized. BancGroup has submitted to its shareholders a proposal that the authorized common stock be increased from 200,000,000 to 400,000,000 and that 50,000,000 shares of a new class of preferred stock be authorized for issuance.

Security Ownership of Management and Management Information

Certain information regarding the biographies of the directors and executive officers of BancGroup, voting securities of principal stockholders, security ownership of management, executive compensation and related party transactions is included in (i) BancGroup’s Annual Report on Form 10-K for the fiscal year ending December 31, 2004, at item 10, and (ii) BancGroup’s Proxy Statement for its 2005 Annual Meeting under the headings “Election of Directors,” “Voting Securities of Principal Stockholders,” “Security Ownership of Management,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Compensation Committee Interlocks and Insider Participation,” “Executive Compensation,” and “Executive Compensation Committee Report” at pages 4-16. BancGroup hereby incorporates such information by reference.

FFLC

General

FFLC is a Delaware corporation and registered savings and loan holding company under the Home Owners’ Loan Act, as amended. FFLC’s principal asset is all of the capital stock of the Bank. At December 31, 2004, the Bank had 16 banking offices located in Lake, Sumter, Citrus and Marion Counties, Florida. At December 31, 2004, FFLC had total assets of $1,065.3 million and stockholders’ equity of $84.5 million.

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to FFLC is set forth herein or incorporated by reference from FFLC’s annual report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference. Shareholders desiring copies of such documents may contact FFLC at its address or telephone number indicated under “Where You Can Find More Information” beginning on page     .

Security Ownership of Certain Beneficial Owners

Persons and groups owning in excess of five percent of the Company’s Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission (“SEC”), in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”). The following table sets forth information regarding persons known to be beneficial owners of more than five percent of the Company’s outstanding Common Stock as of February 28, 2005.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	First Federal Savings Bank of Lake County Employee Stock Ownership and 401(k)Plan(1) 800 North Boulevard, West Leesburg, Florida 34748	533,001	9.85%

Common Stock	First Manhattan Co.(2) 437 Madison Avenue New York, New York 10022	306,995	5.67%

(1)	A committee of management has been appointed by the Board of Directors (the “Retirement Committee”) to administer the KSOP, and the Bank of New York, an unaffiliated corporation, serves as trustee for the KSOP (the “KSOP Trustee”). The KSOP Trustee must vote all allocated shares held in the KSOP in accordance with the instructions of the participating employees. As of the record date, all shares of the Common Stock in the KSOP had been allocated.
(2)	The information furnished is derived from a Schedule 13G/A filed by the First Manhattan Co. on February 7, 2005, and a Schedule 13D filed by First Manhattan Co. on October 29, 1996, as the general partner of First Save Associates, L.P.

PROPOSAL 2—ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors and is divided into three classes. Each of the nine members of the Board of Directors of the Company also serves on the Board of Directors of First Federal Savings Bank of Lake County (the “Bank”). Directors are elected for classified terms of three years, each, with the term of office of only one class of directors expiring in each year. Directors serve until their successors are elected and qualified.

The names of the three nominees for election to the Board of Directors are set forth below, along with certain other information concerning such individuals and the other members of the Board as of February 28, 2005. Management believes that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of all nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Nominees, Continuing Directors and Executive Officers

The following table sets forth, as of February 28, 2005, the names of the nominees, the continuing directors, and the named executive officers of FFLC as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the Bank and the year in which his term as director of FFLC expires. This table also sets forth the amount of FFLC common stock and the percentage thereof beneficially owned as of February 28, 2005, by each director and all directors and executive officers as a group as of that date.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since(1)	Expiration of Term as Director	Shares of Common Stock Beneficially Owned(2)(4)		Ownership as a Percent of Class

Nominees:

James P. Logan A director of the Bank, he is President and owner of Logan Sitework Contractors, Inc., a firm primarily involved in the residential construction industry.	56	1990	2005	74,803	(3)	1.36%

Ted R. Ostrander, Jr. A director of the Bank, he is President of Lassiter-Ware, Inc., an insurance agency.	56	1995	2005	32,457	(3)	*

Gregory P. Padgett A director of the Bank, he is a CPA and a partner in Brook, Wiley, Young, Padgett & Kleiser, PA	42	2004	2005	11,618	(3)	*

Continuing Directors:

Claron D. Wagner A director of the Bank, he is President, Woody Wagner, Inc. Former partner in Wagner Construction Company.	73	1987	2006	87,776	(3)	1.59%

Paul K. Mueller Mr. Mueller is the Executive Vice President and Treasurer of FFLC. He also serves as the Executive Vice President, Treasurer and Chief Operations Officer and a director of the Bank.	53	1993	2006	169,261	(5)	3.07%

Joseph J. Junod A director of the Bank, Mr. Junod retired in 1991 as the general manager of Avesta Sheffield Pipe, Wildwood, Florida.	68	1987	2006	51,511	(3)	*

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since(1)	Expiration of Term as Director	Shares of Common Stock Beneficially Owned(2)(4)		Ownership as a Percent of Class
Howard H. Hewitt Mr. Hewitt is the President and CEO of Hewitt Contracting Company, Inc., a highway and heavy construction company which builds highways, bridges and utilities and is engaged in land development.	67	2000	2007	90,526	(3)	1.64%

H.D. Robuck, Jr. Mr. Robuck is the Chief Executive Officer of RoMac Lumber Company, a Lake County	57	1997	2007	154,656	(3)	2.81%
based supplier of construction materials.

Stephen T. Kurtz Mr. Kurtz is the President and Chief Executive Officer of FFLC. He also serves as President and Chief Executive Officer and a director of the Bank.	51	1990	2007	161,658	(5)	2.93%

Executive Officer Who Is Not A Director
Sandra L. Rutschow Secretary and Vice President of the Bank and Secretary of FFLC.	65	—	—	52,065	(5)	*

All directors and executive officers as a group (ten persons)				886,331		16.08%

*	Does not exceed 1.0% of the Company’s Common Stock.
(1)	Includes years of service as a director of the Company’s predecessor, the Bank.
(2)	Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported.
(3)	Includes 30,207 options granted to each Outside Director serving on January 4, 1994, under the FFLC Bancorp, Inc. 1993 Stock Option Plan for Outside Directors all of which became immediately exercisable upon the date of grant (January 4, 1994), 7,553 options granted to Director Ostrander on January 26, 1995 upon his election as a director, 7,553 options granted to Director Robuck on December 31, 1997, upon his election as a director and 7,553 options granted to Director Padgett on May 27, 2004, upon his election as a director. On December 19, 2003, 6,053 shares remaining from the 1993 Plan were granted to the Outside Directors and were immediately exercisable.
(4)	Includes a total of 75,471 options granted to three outside directors under the FFLC Bancorp, Inc. 1993 Stock Option Plan for Outside Directors, which are currently exercisable.
(5)	Includes 2,679, 2,667 and 1,667 shares subject to options granted to Messrs. Kurtz, Mueller and Mrs. Rutschow, respectively, which become exercisable December 19, 2007.

Meetings of the Board of Directors and Committees of the Board of FFLC

The Board of Directors of FFLC conducts its business through meetings of the Board and through the activities of its committees. The Board of Directors of the Company meets monthly and may have additional meetings as needed. The Board of Directors of FFLC, held 12 meetings in 2004. All of the directors of FFLC attended at least 75% in the aggregate of the total number of FFLC’s board meetings held and committee meetings on which such director served during fiscal 2004. The Board of Directors of FFLC maintains committees, the nature and composition of which are described below:

The Executive Committee consists of all members of the Board of Directors. The purpose of this Committee is to review matters pertaining to day-to-day operations, including review of operational policies and procedures and loan approval. During fiscal 2004, this Committee met 11 times.

FFLC has established a separately designated, standing Audit Committee consisting of three outside Directors of FFLC, Messrs. Ostrander (Chairman), Junod and Padgett, each of whom is an independent director as independence is defined in the listing standards of the NASDAQ. Each member of the Audit Committee also meets the requirements for independence contained in Regulation 240.10A-3 of the Securities and Exchange Commission. The Board has determined that the Audit Committee has one member serving on the Audit Committee, Joseph Junod, who is an Audit Committee Financial Expert as that term is used in Item 401 (h) of Regulation S-K of the Securities and Exchange Commission. The Audit Committee selects and engages the independent auditors, meets with and administers the engagement of the independent auditors, and evaluates policies and procedures relating to auditing functions and internal controls. This Committee held 5 meetings in fiscal 2004. For further information, with respect to the Audit Committee and its members, please see the Report of the Audit Committee on page 16.

The Nomination and Corporate Governance Committee has been established as a separately designated standing committee. For 2005, the Committee is comprised of Messrs. Hewitt, Junod, Logan and Ostrander, each of whom meets the requirements for independence in the listing standards for the NASDAQ National Market. The Committee operates under a charter approved by the Board of Directors of FFLC, a copy of which is available on FFLC’s website, www.1stfederal.com. The Committee will consider nominees recommended by stockholders, but has not actively solicited or received any such nominations in recent years. In considering prospective nominees, the Committee will consider the prospect’s relevant financial and business experience, familiarity with and participation in the Bank’s market area, the integrity and dedication of the prospect, his independence and other factors the Committee deems relevant. The Committee will apply the same criteria to nominees recommended by security holders as those recommended by management. Nominations by stockholders must comply with certain procedural and informational requirements set forth in FFLC’s Bylaws. See “Advance Notice of Business to be Conducted at an Annual Meeting.” The Nominating Committee met on February 10, 2005.

In 2004, the Compensation Committee of FFLC consisted of Directors Junod, Ostrander, Hewitt and Padgett, each of whom meets the requirements for independence in the listing standards for the NASDAQ National Market. The Compensation Committee is responsible for the 2004 Compensation Committee Report on Executive Compensation. The Committee establishes compensation for the Chief Executive Officer and the Executive Vice-President and Treasurer and reviews the compensation for the other officers and employees and the profit sharing program, when necessary. The Compensation Committee met once during 2004.

Directors’ Compensation

Fees. Directors do not receive fees from FFLC for service on FFLC’s Board. In 2004, the monthly retainer for service on the Board of Directors of the Bank was $900. Directors are paid additional fees of $200 per member for attendance at meetings of the Bank’s Executive Committee held on days other than when the Board of Directors meets and $100 for Audit Committee, Loan Committee and Bylaws Committee meetings. Messrs. Kurtz and Mueller, officers of FFLC, do not receive fees for serving as directors of FFLC.

1993 Stock Option Plan for Outside Directors. The Company maintains the FFLC Bancorp, Inc., 1993 Stock Option Plan for Outside Directors (the “Directors’ Option Plan”). The Directors’ Option Plan provides that each outside director serving on the Board of Directors as of the effective date of the plan and each subsequent outside director appointed or elected to the Board will be granted an option to purchase 7,553 shares of FFLC common stock. All options granted under the Directors’ Option Plan expire upon the earlier of 20 years following the date of grant or one year following the date the optionee ceases to be a Director for any reason other than removal for cause.

Recognition and Retention Plan for Outside Directors. The Bank maintains the First Federal Savings Bank of Lake County Recognition and Retention Plan for Outside Directors (the “Directors’ RRP”). The Directors’ RRP provides that each outside director serving on the Board as of the effective date of the plan and each subsequent outside director will receive a stock award for 3,021 shares of restricted FFLC common stock (if available under the plan). The Awards vest in three equal annual installments commencing 15 months after the effective date of the award. Awards are nontransferable and nonassignable. As of December 31, 2004, all shares had been distributed under this Plan.

Executive Compensation

The report of the compensation committee and the audit committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that FFLC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission (“SEC”), FFLC is required to provide certain data and information in regard to the compensation and benefits provided to FFLC’s Chief Executive Officer and other executive officers of FFLC. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of that requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

In 2004, the Compensation Committee was made up of four outside directors of FFLC and was responsible for determining annual compensation levels for the Chief Executive Officer and the Executive Vice President and Treasurer. The Compensation Committee also is responsible for determining the amount to be contributed to the Bank’s profit sharing plan, which is distributed to all full-time employees who have completed at least one year of service.

The Compensation Committee generally meets three times each year. In December, the Compensation Committee reviews management recommendations for officer compensation. The Compensation Committee determines salary levels after reviewing published surveys of compensation paid to executives performing similar duties with institutions of comparable asset size and geographic location. Specifically, the Committee utilizes the salary survey of the Florida Bankers Association, the survey of America’s Community Bankers and the SNL Financial Executive Compensation Review. In addition, the Compensation Committee considers available executive compensation data of other local, publicly traded financial institutions. In making those compensation decisions, the Compensation Committee also considers the earnings and condition of the Bank, the contribution of each executive officer to the success of the Bank and the results of any supervisory examination of the Bank.

At the meeting held on December 22, 2004, and, based upon the criteria listed above, the Compensation Committee increased the salary of Stephen T. Kurtz, the President and Chief Executive Officer, from $247,800 to $297,800, an increase of 20%. At that same meeting, the salary of Paul K. Mueller, Executive Vice President and Treasurer was increased from $160,998 to $186,000, a 16% increase.

The Compensation Committee also meets in June and in November to consider the funding of the Bank’s profit sharing plan. The profit sharing plan is generally funded based upon the overall profitability of the Bank with profit sharing plan distributions made in June and December. All full-time personnel with at least one year of service are eligible to participate in the profit sharing plan. Distribution of funds to employees under the profit sharing plan is based upon salary and job performance.

Compensation Committee of FFLC

Joseph J. Junod

Ted R. Ostrander, Jr.

Howard H. Hewitt

Gregory P. Padgett

Stock Performance Graph. The following graph shows a comparison of cumulative total shareholder return on the Company’s Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in the NASDAQ Composite, the SNL NASDAQ Bank Index and the SNL Thrift Index for the period beginning on December 31, 1999, and ending on December 31, 2004.

Summary Compensation Table. The following table sets forth the cash compensation paid by the Bank, for services rendered during the fiscal years ended December 31, 2004, 2003 and 2002, to the Chief Executive Officer and to the Executive Vice President and Treasurer, who were the only executive officers to receive compensation in salary and profit sharing in excess of $100,000 in the fiscal year ended December 31, 2004.

	Annual Compensation					All Other Compensation(1)(2)		Restricted Stock Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)
Stephen T. Kurtz President, Chief Executive Officer and Director	2004 2003 2002	$ $ $	247,800 197,816 192,203	$ $ $	72,565 70,562 53,464	$ $ $	20,730 22,237 27,203	$4,394
Paul K. Mueller Executive Vice President, Treasurer and Director	2004 2003 2002	$ $ $	160,998 156,297 151,846	$ $ $	55,502 55,593 45,495	$ $ $	21,656 22,464 26,974	$4,394

(1)	Includes employer-matching contributions under the 401(k) Plan in 2004 of $12,193 for Mr. Kurtz and $12,284 for Mr. Mueller.
(2)	Includes $8,537 for Mr. Kurtz and $9,372 for Mr. Mueller which represent the value of allocations made in 2004 under the Bank’s ESOP.

Employment Agreements. The Bank and FFLC have entered into employment agreements with Mr. Stephen T. Kurtz and Mr. Paul K. Mueller. Each employment agreement provides for a three-year term of employment that extends on a daily basis until either the executive, the Bank or FFLC provides written notice of non-renewal, at which time the term of the agreement becomes fixed at three years. Under each employment agreement, the Board of Directors of the Bank reviews the base salary of the executive annually. In addition to the base salary, each employment agreement provides for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated executive personnel.

Each employment agreement provides for termination by FFLC and the Bank for cause, as defined in the employment agreements, at any time. If FFLC or the Bank chooses to terminate the executive’s employment for reasons other than for cause, or if the executive resigns from FFLC or the Bank after specified circumstances that would constitute constructive termination, then the executive or, if he dies, his beneficiary, would be entitled to receive a sum equal to the remaining payments due on the agreement, including base salary, profit sharing and contributions that would have been made on the executive’s behalf to any employee benefit plans of the Bank and FFLC during the remaining term of his employment agreement. FFLC would also continue and/or pay for executive’s life, medical, dental and disability coverage for the remaining term of the employment agreement. Each employment agreement restricts the executive’s right to compete against the Bank or FFLC for a period of one year from the date of termination of the agreement if executive’s employment is terminated without cause, unless termination follows a change in control.

Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or FFLC (as defined in the agreements), executive or, in the event of his death, executive’s beneficiary would be entitled to a severance payment or liquidated damages, or both, in a sum equal to three times the average of the three preceding taxable years’ “annual compensation” (as defined in the agreements). The Bank or FFLC would also continue the executive’s life, medical, dental and long-term disability coverage for thirty-six months. Even though both the Bank and FFLC employment agreements provide for a severance payment if a change in control occurs, the executives would not receive duplicative payments or benefits under the agreements.

The maximum present value of the severance benefits under the employment agreements is 2.99 times the executive’s average annual compensation during the five-year period preceding the effective date of the change in control (the “base amount”). The agreements also provide for continued coverage under the Bank’s life, medical, dental and long-term disability programs for a 36-month period following a change in control.

All reasonable costs and legal fees paid or incurred by the executive under any dispute or question of interpretation relating to his employment agreement are to be paid by the Bank or FFLC if the executive is successful on the merits in a legal judgment, arbitration or settlement. Each employment agreement also provides that the Bank and FFLC shall indemnify the executive to the fullest extent legally allowable.

The following table provides certain information with respect to the number of shares of Common Stock acquired on exercise of stock options and the value realized thereon and the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 2004. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the price of the Common Stock as of the end of the fiscal year on December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1) Exercisable/Unexercisable
Stephen T. Kurtz	0	0	1,339 /2,679	$11,195 / $22,399
Paul K. Mueller	1,333	$10,451	0 /2,667	0 / $22,299

(1)	Value of unexercised in-the-money stock options equals the market value of shares covered by in-the-money options on December 31, 2004, less the option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the exercise price.

Compliance with Section 16 of the Exchange Act

Section 16(a) of the Securities and Exchange Act requires FFLC’s executive officers and directors, and persons who own more than ten percent of a registered class of FFLC’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and to furnish FFLC with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, FFLC believes that all filing requirements applicable to its executive officers and directors were met during 2004, except for the following: grants of 1,000 options to Directors Hewitt, Junod, Logan, Ostrander and Robuck, and to Secretary Rutschow, grants of 140 shares of stock and 4,018 options to Director/CEO Kurtz, grants of 140 shares of stock and 4,000 options to Director/CFO Mueller, grants of 3,020 shares of stock and 7,555 options to Director Padgett and the grant of 1,053 options to Director Wagner. The failure to file on a timely basis was the result of an administrative error and, in each instance, a Form 4 was filed, albeit late.

Transactions with Related Persons

Federal regulations generally require that loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

Except as hereafter indicated, the Bank currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public. All loans made by the Bank to its executive officers and directors are made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Claron D. Wagner, a director of FFLC, is the President of Woody Wagner, Inc., a firm engaged in construction and in supervision and consulting on construction. During 2004, FFLC paid Woody Wagner, Inc., a total of $67,287 for labor and materials on various construction projects and for the supervision of construction projects.

H. D. Robuck, Jr., a director of FFLC, was the owner and President of H. D. Robuck, Jr., P.A., a law firm, but terminated his relationship during 2004. In 2004, FFLC paid the law firm legal fees of $70,143.

Ted R. Ostrander, Jr., a director of FFLC, is the President of Lassiter-Ware, Inc., an insurance agency. The insurance premiums paid by FFLC to the agency during 2003 were less than 5% of FFLC’s gross revenues and Mr. Ostrander has advised the Company that the insurance premiums paid by FFLC to the agency during 2004 were less than 5% of the agency’s gross revenues.

Ken Wagner, the son of director Claron D. Wagner, owns a 25% interest in a construction firm, Wagner Construction Company, L.L.C. During 2004, FFLC paid a total of $960,694 to Wagner Construction Company, L.L.C. for the construction of two bank branch offices.

In accordance with applicable regulations, the Bank extends credit to its directors and executive officers pursuant to a benefit program that is widely available to employees of the Bank and does not give preference to any executive officer or director over other employees of the Bank. Set forth below is certain information relating to loans made pursuant to that benefit program in excess of $60,000 made to executive officers and directors which were outstanding at December 31, 2004.

Name	Date of Loan or Modification	Original Amount	Balance as of December 31, 2004	Note Rate	Market Rate
Ted R. Ostrander	06/28/02	$560,000	$542,460	6.00%	6.50%
Gregory P. Padgett	09/27/04	$535,000	$442,315	5.875%	6.25%

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for selecting, evaluating and engaging the independent accountants, administering the engagement of the independent auditors and otherwise assisting the Board in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of FFLC. Additionally, the Audit Committee reviews the independence of the auditors and their annual audit. As presently constituted, the Audit Committee is comprised of 3 directors, each of whom is independent under NASDAQ’s current listing standards. In addition, each member of the Audit Committee meets the requirements for independence contained in Regulation 240.10A-3 of the Securities and Exchange Commission. The Audit Committee acts under a written charter adopted by the Board of Directors. The Charter was amended in 2003, and a copy of the Amended Charter was attached as Appendix A to the proxy statement for the 2004 Annual Meeting of Stockholders.

The Audit Committee reviewed and discussed the annual financial statements with management and the independent accountants. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the accountants concerning their independence as required under applicable standards for auditors of public companies. The Audit Committee discussed with the accountants the contents of such materials, the accountant’s independence and the additional matters required under Statement on Auditing Standards No. 61. Based on such review and discussions, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in FFLC’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy and procedure to require the Audit Committee’s pre-approval before the independent auditor is engaged to render any audit or non-audit service to FFLC.

Complaints

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Persons seeking to utilize those procedures or to comment on such matters should telephone 1-866-292-2087.

Ted R. Ostrander, Jr., Chairman

Joseph J. Junod

Gregory P. Padgett

PROPOSAL 3—RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

FFLC’s financial statements as of December 31, 2003 and 2004 and for each of the years in the three-year period ended December 31, 2004 were audited by Hacker Johnson & Smith PA. That same firm has been selected by the Audit Committee to perform the independent audit duties for 2005 for FFLC and the Bank and the Board of Directors has ratified that selection.

A representative of Hacker Johnson & Smith PA will be present at the Annual Meeting, will be given an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed Proxy, if executed and returned, will be voted FOR ratification of the appointment of Hacker Johnson & Smith PA as the independent auditors of FFLC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF HACKER JOHNSON & SMITH PA AS THE INDEPENDENT AUDITORS OF FFLC.

ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in FFLC’s proxy statement in connection with the annual meeting of stockholders to be held following fiscal year ending December 31, 2004, a stockholder proposal must be received by the Secretary of FFLC, at the address set forth on the first page of this Proxy Statement, no later than November 30, 2004. Any shareholder proposal submitted to the Company will be subject to SEC Rule 14a-8 under the Exchange Act.

Stockholder Communication

The Board of Directors has developed the following procedure for stockholders to send communications to the board of directors or to individual members of the Board. All communications from stockholders should be sent to FFLC Bancorp, Inc., 800 North Boulevard West, Post Office Box 490420, Leesburg, FL 34749-0420.

Communications regarding financial or accounting policies should be made to the attention of Ted R. Ostrander, Jr., Chairman of the Audit Committee. Other communications to the Board of Directors should be made to the attention of Sandra L. Rutschow, Corporate Secretary of FFLC. Communications to individual members of the Board should also be sent directly to the individual director at FFLC’s address.

All communications sent to the Chairman of the Audit Committee and those sent to an individual director will go directly to such individuals and will not be screened or reviewed by FFLC or Bank personnel. Any communication sent to the Board to the attention of Mrs. Rutschow will be reviewed by her to ensure that the communication relates to the business of FFLC before being reviewed by the Board of Directors.

Advance Notice of Business to be Conducted at an Annual Meeting

The Bylaws of FFLC provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of FFLC not less than ninety (90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address, and number of shares owned by the stockholder, and describe briefly the proposed business, the reasons for bringing the business before the Annual Meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require FFLC to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters that may Properly Come Before the Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

INDEPENDENT AUDITORS

The independent public accounting firm of Hacker Johnson & Smith PA has acted as the independent auditors of FFLC and the Bank for 2004.

Audit Fees

Hacker Johnson & Smith PA billed FFLC aggregate fees of $68,500 for fiscal year 2003 and $99,500 for fiscal year 2004 for professional services rendered for the audit of FFLC’s annual consolidated financial statements and for the reviews of the condensed consolidated financial statements included in FFLC’s Forms 10-Q for the year ended December 31, 2004.

Audit-Related Fees

FFLC did not pay Hacker Johnson & Smith PA any Audit-Related Fees for fiscal years 2003 or 2004.

Tax Fees

Hacker Johnson & Smith PA billed FFLC $8,000 for fiscal year 2003 and $8,000 for fiscal year 2004 for tax related services.

All Other Fees

FFLC did not pay Hacker Johnson & Smith PA any Other Fees for fiscal years 2003 or 2004.

Audit Committee Determination

The Audit Committee of the Board of Directors has considered and determined that the independent auditors did not provide other non-audit services to FFLC that would be incompatible with maintaining the auditor’s independence.

ADJOURNMENT OF ANNUAL MEETING

Approval of the Agreement by FFLC shareholders requires the affirmative vote of at least a majority of the outstanding shares of FFLC common stock. In the event there are an insufficient number of shares of FFLC common stock present in person or by proxy at the Annual Meeting to approve the Agreement, the FFLC Board of Directors intends to adjourn the Annual Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Annual Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as “no” votes. However, an abstention or a broker non-vote has the same effect as a “no” vote. If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of not more than 30 days from the original date of the Annual Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Annual Meeting.

The effect of any such adjournment would be to permit FFLC to solicit additional proxies for approval of the Agreement. Such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement.

OTHER MATTERS

The Board of Directors of FFLC is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement-Prospectus. If, however, any other matters not now known should properly come before the Annual Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of FFLC.

DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in BancGroup’s proxy solicitation materials for its 2006 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup’s main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 22, 2006 (November 22, 2005), for inclusion in the proxy or information statement relating to the 2006 annual meeting.

LEGAL MATTERS

Certain legal matters regarding the shares of BancGroup common stock offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 2004 of approximately $4.3 million. John C. H. Miller, Jr. beneficially owns 66,206 shares of BancGroup common stock. Mr. Miller also received employee-related compensation from BancGroup in 2004 of $41,000, the use of a company-provided vehicle for personal use valued at $10,400, the personal use of the company aircraft valued at $4,857 and received a $150,000 year-end cash bonus for services provided to BancGroup’s management and to Colonial Bank’s Gulf Coast region. Certain legal matters relating to the Merger are being passed upon for FFLC by the law firm of Muldoon, Murphy & Aguggia LLP, Washington, D.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of FFLC incorporated in this Proxy Statement-Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of Hacker Johnson & Smith PA, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE PRESIDENT OF FFLC PRIOR TO THE ANNUAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE PRESIDENT OF FFLC PRIOR TO THE ANNUAL MEETING OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

PLEASE COMPLETE AND SIGN THE ENCLOSED CONSIDERATION ELECTION FORM AND RETURN IT IN THE ACCOMPANYING ENVELOPE MARKED FOR SUCH PURPOSE. YOU MAY CHANGE YOUR ELECTION AT ANY TIME PRIOR TO 5:00 P.M. ON THE DAY BEFORE THE ANNUAL MEETING.

WHERE YOU CAN FIND MORE INFORMATION AND

INFORMATION INCORPORATED BY REFERENCE

BancGroup and FFLC file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning BancGroup and FFLC at the SEC’s Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review BancGroup’s and FFLC’s electronically filed reports, BancGroup’s proxy and information statements on the SEC’s Internet site at http://www.sec.gov. BancGroup’s common stock is quoted on the New York Stock Exchange under the symbol “CNB”. BancGroup’s reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005.

BancGroup has filed a registration statement on Form S-4 with the SEC covering the common stock. This Proxy Statement-Prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about BancGroup and its common stock you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

The SEC allows FFLC and BancGroup to “incorporate by reference” the information they file with the SEC. This permits FFLC and BancGroup to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this Proxy Statement-Prospectus, and information that BancGroup files later with the SEC will automatically update and supersede this information. BancGroup incorporates by reference:

•	its Annual Report on Form 10-K for the year ended December 31, 2004,

•	its description of the current management and Board of Directors contained in BancGroup’s Proxy Statement for its 2005 Annual Meeting, which was filed on or around March 14, 2005,

•	a description of its common stock, $2.50 par value per share, contained in BancGroup’s Registration Statement on Form 8-A, filed with the SEC on November 22, 1994 and effective February 22, 1995, and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 after the date of this Proxy Statement/Prospectus and prior to the Annual Meeting, or, in the case of exercise of stock options that are being assumed by BancGroup, prior to the exercise of such options.

You may request a copy of these filings at no cost by writing or telephoning BancGroup at the following address:

Helena T. Duncan

Secretary

The Colonial BancGroup, Inc.

Colonial Financial Center

One Commerce Street

Eighth Floor

Montgomery, Alabama 36104

(334) 240-5000

FFLC incorporates by reference:

•	its Annual Report on Form 10-K for the year ended December 31, 2004;

•	its Current Report on Form 8-K filed on January 15, 2005.

You may request a copy of these filings at no cost by writing or telephoning at the following address:

Sandy L. Rutschow

Secretary

FFLC Bancorp, Inc.

800 North Boulevard West

P.O. Box 490420

Leesburg, Florida 34749-0420

(352) 787-3311

With respect to the offering of BancGroup common stock, you should rely only on the information incorporated by reference or provided in this Proxy Statement-Prospectus. BancGroup has not authorized anyone else to provide you with different information. BancGroup is not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this Proxy Statement-Prospectus is accurate as of any date other than the date on the front of this Proxy Statement-Prospectus. With respect to your consideration of the Merger Agreement, you may also review the selected financial data that FFLC provides to its shareholders on an annual basis following the end of each calendar year as well as to its SEC filings.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

THE COLONIAL BANCGROUP, INC.

and

FFLC BANCORP, INC.

dated as of

January 14, 2005

A-i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 14th day of January, 2005, by and between FFLC BANCORP, INC. (“Acquired Corporation”), a Delaware corporation, and THE COLONIAL BANCGROUP, INC. (“BancGroup”), a Delaware corporation.

WITNESSETH

WHEREAS, Acquired Corporation operates as a savings and loan holding company for its wholly owned subsidiary, First Federal Savings Bank of Lake County (referred to herein as the “Bank”), with its principal office in Leesburg, Florida; and

WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, N.A., operating in Alabama, Florida, Georgia, Nevada, Tennessee and Texas; and

WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

WHEREAS, it is the intention of BancGroup and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code, as defined herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1

NAME

1.1 Name. The name of the corporation resulting from the Merger shall be “The Colonial BancGroup, Inc.”

ARTICLE 2

MERGER—TERMS AND CONDITIONS

2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law (the “DGCL”). The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

2.4 Resulting Corporation’s Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

2.5 Shareholder Approval. This Agreement shall be submitted to the shareholders of Acquired Corporation at the Shareholders’ Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, and the satisfaction of such other conditions as set forth herein, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of the Merger and this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 2:00 p.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Shareholder Meeting or all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.

2.8 Merger of Subsidiary Bank. BancGroup and Acquired Corporation anticipate the possibility that on or after the Effective Date, the Bank will merge with and into Colonial Bank, N.A., BancGroup’s Subsidiary bank (the “Bank Merger”). The exact timing and structure of the Bank Merger have not been finalized at this time, and BancGroup in its discretion will determine if such Bank Merger shall proceed and will finalize such timing and structure at a later date. Acquired Corporation will cooperate with BancGroup in consummating the Bank Merger, including the calling of any special meetings of the board of directors of the Bank and the filing of any regulatory applications.

ARTICLE 3

CONVERSION OF ACQUIRED CORPORATION STOCK

3.1 Conversion of Acquired Corporation Stock.

(a) (i) On the Effective Date, and subject to sections 3.1(a)(ii), 3.1(a)(iii), 3.1(a)(iv), 3.3 and 3.5, each share of common stock of Acquired Corporation outstanding and held by Acquired Corporation’s shareholders (“Acquired Corporation Stock”), shall be converted into the right to receive shares of BancGroup Common Stock and/or cash (the “Merger Consideration”) as specified below. Each outstanding share of Acquired Corporation Stock on the Effective Date shall be converted into the right to receive either

(A) 2.0 shares (subject to section 3.3 hereof) of BancGroup Common Stock or (B) $42.00 in cash in accordance with sections 3.1(a)(ii), (iii) and (iv) of this Agreement.

(ii) A holder of Acquired Corporation Stock may, prior to the Shareholders Meeting, file a written election form (an “Election Form”) with the Acquired Corporation specifying whether such holder (an “Electing Shareholder”) prefers to have the Merger Consideration paid to such holder in shares of BancGroup Common Stock only, cash only, or any proportion of cash and whole share of BancGroup Common Stock that such holder desires to receive, subject to the limitation on cash consideration in sections 3.1(a)(iii) and (iv) of this Agreement.

(iii) Notwithstanding section 3.1(a)(ii) of this Agreement and notwithstanding any elections made pursuant to the Election Forms, the aggregate amount of cash to be distributed in the Merger (the “Maximum Cash Amount”) shall not be more than the amount of 35% of the outstanding Acquired Corporation Stock at the time of the Closing times $42 ($79,501,819 assuming 5,408,287 shares of Acquired Corporation Stock are outstanding at the time of the Closing) even if the aggregate amount of cash elected by stockholders (the “Aggregate Cash Amount”) exceeds the Maximum Cash Amount. If the Aggregate Cash Amount exceeds the Maximum Cash Amount, the Merger Consideration distributable to each holder of Acquired Corporation Stock shall be adjusted by taking the following steps: (1) determine the amount by which the Aggregate Cash Amount exceeds the Maximum Cash Amount; (2) reduce the amount of cash that each Electing Shareholder electing cash will receive on a pro rata basis until the Aggregate Cash Amount is equal to the Maximum Cash Amount (the aggregate amount of this reduction shall be referred to as the “Excess Cash Election”); (3) determine the number of shares of Acquired Corporation Stock that each Acquired Corporation Shareholder’s pro rata portion of the Excess Cash Election represents (which will be the pro rata portion of the Excess Cash Election divided by $42); (4) increase such Electing Shareholder’s stock component of such Electing Shareholder’s Merger Consideration by 2.0 shares of BancGroup Common Stock for each share of Acquired Corporation Stock determined in step (3) above.

(iv) Elections made shall apply to all shares of record of Acquired Corporation Stock held by a record holder making the election. If an Acquired Corporation shareholder does not submit an Election Form, then such holder will receive BancGroup Common Stock and no cash as his or her Merger Consideration. For purposes of this section 3.1(a), and in accordance with section 3.6, cash to be paid to holders exercising dissenter’s rights of appraisal under section 3.5 hereof shall be included as part of the Merger Consideration for determining the amount of cash to be paid under section 3.1(a). Interest will not be paid on any cash to be paid as part of the Merger Consideration.

(b) (i) On the Effective Date, BancGroup shall assume all Acquired Corporation Options outstanding, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Option Exchange Ratio (defined below), provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon a value of $42.00 per share. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Option Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. The Option Exchange Ratio shall be 2.0 shares of BancGroup Common Stock for each share of Acquired Corporation Stock. It is intended that the assumption by BancGroup of the Acquired Corporation Options shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Code as to any stock option which is an “incentive stock option.” Schedule 3.1(b) hereto sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

(ii) BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

(c) In lieu of the conversion specified in paragraph (b)(i) of Section 3.1 of this Agreement, no later than five days prior to the Effective Date, each holder of outstanding Acquired Corporation Options may provide written notice to Acquired Corporation (in form and substance reasonably satisfactory to BancGroup) that he or she wishes to exchange his or her Acquired Corporation Options, as of the Effective Date, and, to receive an amount of cash in exchange therefore. The amount of cash to be received shall be determined by calculating the difference between (i) the number obtained by multiplying the number of shares of Acquired Corporation Stock issuable pursuant to his or her Acquired Corporation Options times $42.00 less (ii) the number obtained by multiplying the number of shares of Acquired Corporation Stock issuable pursuant to his or her Acquired Corporation Options times the exercise price per share (as determined pursuant to the applicable stock option plan and stock option agreement of the Acquired Corporation). In the event that the exercise prices of all Acquired Corporation Options are not the same, the above calculation shall be made for each series of options. The amount of cash paid to Option holders shall not be included in the Maximum Cash Amount. Acquired Corporation shall inform all holders of Acquired Corporation Options of their ability to exchange their options for cash as described in this Section 3.1(c).

3.2 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to $42.00 per share.

3.3 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock shall be converted.

3.4 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

3.5 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the DGCL, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.

3.6 Election and Exchange Procedures. Each holder of record of shares of the Acquired Corporation Common Stock (other than Dissenting Shares) (“Holder”) shall have the right, subject to the limitations set forth in this Article 3, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.6 (herein called an “Election”) (x) the number of shares of Acquired Corporation Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Acquired Corporation Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) BancGroup shall prepare a form reasonably acceptable to the Acquired Corporation (the “Form of Election”) which shall be mailed to the Acquired Corporation’s stockholders entitled to vote at the meeting of the stockholders of the Acquired Corporation at which the stockholders of the Acquired Corporation consider and vote on this Agreement (the “Acquired Corporation Stockholders Meeting”) so as to permit the Acquired Corporation’s stockholders to exercise their right to make an Election prior to the Election Deadline.

(c) BancGroup shall make the Form of Election initially available at the time that the Proxy Statement (as defined herein) is made available to the stockholders of the Acquired Corporation, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Acquired Corporation who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Person authorized to receive the Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by BancGroup and not reasonably objected to by the Acquired Corporation (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing and not reasonably objected to by the Acquired Corporation, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Acquired Corporation Common Stock (the “Company Stock Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Acquired Corporation Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by BancGroup, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of the Acquired Corporation Stockholder Meeting. The Acquired Corporation and BancGroup shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before and at least five (5) Business Days prior to, the Election Deadline.

(e) Any Acquired Corporation stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If BancGroup shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Acquired Corporation Common Stock, such Election shall be deemed to be not in effect, and the shares of Acquired Corporation Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Acquired Corporation stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Acquired Corporation Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by BancGroup or the Acquired Corporation that this Agreement has been terminated in accordance with Article 13.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name an Acquired Corporation Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Acquired Corporation Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Acquired Corporation Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six month anniversary of the Effective Time, BancGroup) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of BancGroup Common Stock) otherwise payable pursuant to this Agreement to any holder of Acquired Corporation Common Stock such amounts as the Exchange Agent or BancGroup, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or BancGroup, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Acquired Corporation Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or BancGroup, as the case may be.

(h) BancGroup, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Acquired Corporation Stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Article 3, (C) the issuance and delivery of BancGroup Stock Certificates into which shares of Acquired Corporation Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Acquired Corporation Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of BancGroup Common Stock where the holder of the applicable Acquired Corporation Stock Certificate has no right to receive whole shares of BancGroup Common Stock.

(i) Upon surrender to the Exchange Agent of its Acquired Corporation Stock Certificate or Acquired Corporation Stock Certificates, accompanied by a properly completed Form of Election a Holder of Acquired Corporation Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it) in respect of the shares of Acquired Corporation Common Stock represented by its Acquired Corporation Stock Certificate. Until so surrendered, each such Acquired Corporation Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of BancGroup Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.1 and any dividends or distributions to which such holder is entitled under this Agreement.

3.7 Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, BancGroup shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates (other than Dissenting Shares) which immediately prior to the Effective Time evidenced shares of Acquired Corporation Common Stock (the “Acquired Corporation Certificates”) for the Merger Consideration.

(b) Exchange Fund. BancGroup or the Resulting Corporation, as the case may be, agrees to make available to the Exchange Agent from time to time as needed, certificates representing the BancGroup Common Stock, cash sufficient to pay the Cash Consideration, cash in lieu of fractional shares and any dividends and other distributions. Any cash and certificates of BancGroup Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. Within five (5) Business Days after the Effective Time, the Resulting Corporation shall cause the Exchange Agent to mail to each holder of an Acquired Corporation Certificate: (i) a letter of transmittal (“Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title to the Acquired Corporation Certificates shall pass only upon delivery of the Acquired Corporation Certificates to the Exchange Agent and which Letter of Transmittal shall be in customary form and have such other provisions as BancGroup or the Resulting Corporation, as the case may be, may reasonably specify and (ii) instructions for effecting the surrender of such Acquired Corporation Certificates in exchange for the Merger Consideration. Upon surrender of an Acquired Corporation Certificate to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Acquired Corporation Certificate shall be entitled to receive in exchange therefor (i) one or more shares of BancGroup Common Stock (which may be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to this Agreement and (ii) a check for any cash portion of the Merger Consideration and for the cash that such holder has the right to receive pursuant to this Agreement, including cash in lieu of any fractional shares of BancGroup Common Stock and dividends and other distributions required or permitted by this Agreement. No interest will be paid or will accrue on any cash payable for the cash portion of the Merger Consideration. In the event of a transfer of ownership of Acquired Corporation Common Stock which is not registered in the transfer records of Acquired Corporation, one or more shares of BancGroup Common Stock evidencing, in the aggregate, the proper number of shares of BancGroup Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of BancGroup Common Stock and any dividends or other distributions to which such holder is entitled pursuant to this Agreement, may be issued with respect to such Acquired Corporation Common Stock to such a transferee if the Acquired Corporation Certificate representing such shares of Acquired Corporation Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d) No Further Ownership Rights in Acquired Corporation Common Stock. All shares of BancGroup Common Stock issued and cash paid upon conversion of shares of Acquired Corporation Common Stock in accordance with the terms of this Article 3 (including any cash paid pursuant to this Agreement) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Acquired Corporation Common Stock. Until surrendered as contemplated by this Section 3.7, each Acquired Corporation Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (and any cash to be paid pursuant to this Agreement).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Acquired Corporation Certificate six months after the Effective Time shall be delivered to the Resulting Corporation and any holders of the Acquired Corporation Certificates who have not theretofore complied with this Section 3.7 shall thereafter look only to the Resulting Corporation for the Merger Consideration with respect to the shares of Acquired Corporation Common Stock formerly represented thereby to which such holders are entitled pursuant to this Agreement, any cash in lieu of fractional shares of BancGroup Common Stock to which such holders are entitled pursuant to this Agreement and any dividends or distributions with respect to shares of BancGroup Common Stock to which such holders are entitled pursuant to this Agreement.

(f) No Liability. Neither BancGroup, Acquired Corporation, the Resulting Corporation nor the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Acquired Corporation Certificate shall have been lost, stolen, destroyed, upon the making of an affidavit of that fact by the Person claiming such Acquired Corporation Certificate to be lost, stolen, or destroyed and, if required by the Resulting Corporation that posting by such Person of a bond in such reasonable amount as the Resulting Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Acquired Corporation Certificate the applicable Merger Consideration with respect to the shares of Acquired Corporation Common Stock formerly represented thereby, any cash in lieu of fractional shares of BancGroup Common Stock, and unpaid dividends and distributions on shares of BancGroup Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

(h) Stock Transfer Books. The stock transfer books of the Acquired Corporation shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Acquired Corporation Common Stock thereafter on the records of Acquired Corporation. On or after the Effective Time, any Acquired Corporation Certificates presented to the Exchange Agent or the Resulting Corporation for any reason shall be converted into the Merger Consideration with respect to the shares of Acquired Corporation Common Stock formerly represented thereby, any cash in lieu of fractional shares of BancGroup Common Stock to which the holders thereof are entitled pursuant to this Agreement and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect. BancGroup is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

4.2 Capital Stock.

(a) The authorized capital stock of BancGroup consists of (i) 200,000,000 shares of Common Stock, $2.50 par value per share, of which as of September 30, 2004, 133,617,232 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (ii) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation.

(b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Significant Subsidiary (as defined in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended) is wholly owned, directly or indirectly, by BancGroup.

4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup:

(i) Consolidated balance sheets as of December 31, 2002, December 31, 2003, and September 30, 2004;

(ii) Consolidated statements of operations for each of the three years ended December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2004;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2004; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2004.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated

unless otherwise stated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The consolidated statements of operations, cash flows and changes in shareholders’ equity present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the nine months ended September 30, 2004, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

4.6 Approval of Agreement. The board of directors of BancGroup, or its Executive Committee, has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; BancGroup’s banking subsidiary has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted businesses of registered bank holding companies that are financial holding companies.

4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound except where such violation could not be reasonably expected to have a Material Adverse Effect on BancGroup.

4.11 Litigation. Except as disclosed in or reserved for in BancGroup’s financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in compliance with all federal, state or local Laws applicable to the conduct of their businesses except where non-compliance could not be reasonably expected to have a Material Adverse Effect on BancGroup.

4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Shareholders’ Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup’s: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (ii) 2003 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since September 30, 2004. Since December 31, 2002, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The documents to be incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Shareholders’ Meeting.

4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

4.16 Brokers. Except for negotiations with Keefe, Bruyette & Woods, Inc. as referenced in Section 5.18 of this Agreement, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

Except as set forth in a disclosure schedule delivered by the Acquired Corporation to BancGroup (the “Acquired Corporation Disclosure Schedule”) prior to the date hereof (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Articles 6 and 7, provided, that (i) no such item is required to be set forth in the Acquired Corporation Disclosure Schedule as an exception to any representation or warranty of the Acquired Corporation if its absence (in combination with any other undisclosed information) would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 9.1 and (ii) the mere inclusion of an item in the Acquired Corporation Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Acquired Corporation that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect with respect to the Acquired Corporation.

Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

5.1 Organization. Acquired Corporation is a Delaware corporation, and the Bank is a federally chartered savings and loan association. Each Acquired Corporation Company is duly organized, validly existing and in active status under the respective Laws of its jurisdiction of incorporation or association and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification and in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

5.2 Capital Stock. As of the date of this Agreement, the authorized capital stock of Acquired Corporation consisted of 10,000,000 shares of common stock, $0.01 par value per share, 5,408,287 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation has 199,891 shares of its common stock subject to issuance pursuant to the exercise of stock options under its stock option plans. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.

5.3 Subsidiaries. Acquired Corporation has no direct Subsidiaries other than the Bank and FFLC Statutory Trust I (the “Trust”), and there are no Subsidiaries of the Bank other than Lake County Service Corporation (“LCSC”). Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of each Acquired Corporation Company have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were (i) with respect to the Bank, 10,000,000 shares of common stock, par value $1.00 per share, authorized and 1,000 shares outstanding and 1,000,000 shares of preferred stock, par value $1.00 per share authorized, none of which is outstanding, (ii) with respect to the Trust, 155 shares of common stock, par value $1,000 per share, authorized and 155 shares outstanding, (iii) with respect to LCSC 6,500 shares of common stock, par value $1.00 per share, authorized and 6,500 shares outstanding, all of which are wholly owned by Acquired Corporation (or the Bank in the case of LCSC). Other than as listed above, no Acquired Corporation Company has any other form of stock authorized or outstanding. The Bank has no arrangements or commitments obligating it to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock.

5.4 Financial Statements; Taxes (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

(i) Consolidated balance sheets as of December 31, 2002, December 31, 2003 and September 30, 2004;

(ii) Consolidated statements of income for each of the three years ended December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2004;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2001, 2002, and 2003, and for the nine months ended September 30, 2004; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2004.

All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders’ equity and cash flows present fairly the results of operation, changes in shareholders’ equity and cash flows of Acquired Corporation for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation for the nine months ended September 30, 2004, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options and shares issued as director’s qualifying shares;

(b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities; provided, however, that Acquired Corporation may continue to make quarterly cash dividends of no more than $0.14 per share and at times consistent with past practices and as set forth on Schedule 5.5(d) to this Agreement;

(e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

(h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

(l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

(m) entered into any other material transaction other than in the ordinary course of business; or

(n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

5.6 Title and Related Matters.

(a) Title. Each Acquired Corporation Company has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of such Acquired Corporation Company, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

(b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee. Complete and accurate copies of all such leases have been attached to a Schedule to this Agreement.

(c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company’s fixed Assets as of September 30, 2004.

(d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to a Schedule to this Agreement.

5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contract for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, (viii) any contract that is not terminable within ninety (90) days or (ix) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to a Schedule to this Agreement.

5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

5.9 Litigation. Other than as set forth on Schedule 5.9, there is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

5.11 No Conflict with Other Instrument. Except as disclosed on Schedule 5.11, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. To the Knowledge of Acquired Corporation, all insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and nothing has come to its attention which would lead it to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. To the Knowledge of Acquired Corporation, all policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

5.16 Pension and Employee Benefit Plans.

(a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Corporation Company sponsors or otherwise maintains a “pension plan” within the meaning of section 3(2) of ERISA or any other retirement plan other than the Section 401K plan of Acquired Corporation that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction,” as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

(b) To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

5.17 Buy-Sell Agreements. To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

5.18 Brokers. Except for services provided to Acquired Corporation by Keefe, Bruyette & Woods, Inc., all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder’s fee, brokerage commission or other like payment. The general terms and the exact fee which will be paid to Keefe, Bruyette & Woods, Inc. by Acquired Corporation at or prior to the Effective Time is described in Schedule 5.18.

5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in Section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Shareholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are reasonably adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of Acquired Corporation, each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies in all material respects with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the “Environmental Laws”), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. Except as disclosed on Schedule 5.23, to the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

5.24 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company’s employees and none of said employees are represented by any union or labor organization.

5.25 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. There have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

5.26 Derivative Contracts. No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation’s financial statements delivered under Section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

5.27 SEC Filings. Since December 31, 2002, Acquired Corporation has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

(a) Registration Statement and Other Filings. As soon as reasonably practicable after the execution of this Agreement, BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use commercially reasonable efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of BancGroup Common Stock upon consummation of the Merger. Copies of all such filings shall be furnished in advance to Acquired Corporation and its counsel.

(b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or “blue sky” Permits and approvals required to carry out the transactions contemplated by this Agreement.

(c) Financial Statements. BancGroup shall furnish to Acquired Corporation:

(i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

(iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

(iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

(d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to operate the Acquired Corporation and the Bank and establish and implement the business policies of Acquired Corporation and the Bank shall continue to reside solely in Acquired Corporation’s and Bank’s officers and boards of directors.

(e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

(f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup’s option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank, N.A.’s severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank, N.A., including retirement plans, to the same extent as Colonial Bank, N.A. employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank, N.A. as new employees of Colonial Bank, N.A., and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank, N.A. for purposes of calculating any 30 day waiting period and pre-existing condition limitations. Except with respect to BancGroup’s retirement plan, to the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized for vesting and eligibility. With regard to BancGroup’s retirement plan, such employee shall be treated as if hired by Colonial Bank, N.A. as of the Effective Time. In addition, if the Effective Date falls within an annual period of coverage under the medical plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries; (ii) for a period of six months following the Effective Time, BancGroup shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services in accordance with BancGroup’s employment policies and practices, shall assist each employee in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with BancGroup or any of its Subsidiaries for which BancGroup reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decisions to offer employment to any such person shall be made in the sole discretion of BancGroup.

(g) BancGroup will take no action that would prevent or impede the merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

(h) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraphs, for a period of six years after the Effective Date BancGroup shall, and shall cause Colonial Bank, N.A. to, indemnify, defend and hold harmless each director and officer from the Acquired Corporation (each being an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent required under the articles of incorporation and bylaws of Acquired Corporation and the DGCL and other applicable Laws, and subject to the limitations contained in 12 USC §1828(K) and 12 CFR Part 359 of the FDIC’s regulations.

(ii) BancGroup shall use commercially reasonable efforts to cause individuals serving as directors and officers of the Acquired Corporation on the Closing Date to be covered for at least three years from the Closing Date by the directors’ and officers’ liability insurance policy maintained by the Acquired Corporation immediately prior to the Closing Date with respect to acts or omissions occurring prior to the Closing Date that were committed by such officers and directors as such.

(iii) Any Indemnified Party wishing to claim indemnification under this subsection (h), upon learning of any such Liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (A) BancGroup or Colonial

Bank, N.A. shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank, N.A. elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank, N.A. shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (B) the Indemnified Parties will cooperate in the defense of any such Litigation; and (C) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Colonial Bank, N.A. shall not have any obligation hereunder to any Indemnified Party (i) when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law, or (ii) it is determined that indemnification is prohibited under 12 USC §1828(K) or 12 CFR Part 359.

(iv) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Corporation, such director or officer of the Acquired Corporation shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Corporation. In the letter, the directors or officers shall: (A) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Corporation is so liable) for claims for indemnification arising under section 6.1(h) hereof; (B) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (C)) against Acquired Corporation; (C) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(h)(i) hereof; and (D) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than (W) those referred to in the foregoing clause (C) and disclosed in the letter of the director or officer, (X) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer’s letter), (Y) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (Z) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

(v) Acquired Corporation hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(h) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(h)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

(a) Operations. Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its commercially reasonable efforts to maintain its relationships with its depositors, customers and employees. Without the prior written consent of BancGroup, no Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Except as set described in detail on Schedule 6.2(a), Acquired Corporation shall cause the Bank to postpone all branch relocation and/or expansion plans prior to the Effective Date or the date of termination pursuant to this Agreement. Acquired Corporation shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to try to obtain such undertaking. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

(b) Shareholders’ Meeting; Best Efforts. Acquired Corporation will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Shareholders’ Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use commercially reasonable efforts to bring about the transactions contemplated by this Agreement, including shareholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

(c) Prohibited Negotiations. (i) Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, “Representatives”) retained by an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Corporation’s Board of Directors as advised by counsel to such Board of Directors, no Acquired Corporation Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Corporation shall promptly notify BancGroup orally and in the event that any Acquired Corporation Company receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing.

(ii) If Acquired Corporation (A) willfully breaches this Agreement and the Merger is not consummated, (B) enters into a letter of intent or definitive agreement regarding an Acquisition Proposal with any third party (other than BancGroup or any of its Subsidiaries) prior to the earlier of (i) the Effective Date or (ii) the termination of this Agreement pursuant to Article 13 hereof (other than a termination pursuant to paragraph (a) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (d) of section 13.2 hereof), or (C) if Acquired Corporation receives or is the subject of an Acquisition Proposal from a third party (other than BancGroup or its Subsidiaries) prior to the termination of this Agreement pursuant to Article 13 hereof (other than a termination pursuant to paragraph (a) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (d) of section 13.2 hereof), and within eighteen (18) months after termination of this Agreement pursuant to Article 13 hereof (other than a termination pursuant to paragraph (a) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (d) of section 13.2 hereof) an Acquisition Proposal is consummated with such third party, Acquired Corporation covenants and agrees that it shall pay to BancGroup upon written demand at any time (Y) after Acquired Corporation enters into an agreement which is legally binding on Acquired Corporation regarding an Acquisition Proposal or (Z) at any time on or after the date of consummation of such Acquisition Proposal, which ever is the first to occur, the principal sum of $10,000,000. Such payment shall compensate BancGroup for its direct and indirect costs and expenses in connection with the transactions contemplated by this Agreement, including BancGroup’s management time devoted to negotiation and preparation for the Merger and

BancGroup’s loss as a result of the Merger not being consummated. The Parties acknowledge and agree that it would be impracticable or extremely difficult to fix the actual damages resulting from the foregoing events and, therefore, the Parties have agreed upon the foregoing payment as liquidated damages which shall not be deemed to be in the nature of a penalty. Other than the payment provided for in this section 6.2(c)(ii) and any Liability for expenses as set forth in Section 15.10 hereof, there shall be no other Liability or obligation on the part of any Acquired Corporation Company or their respective directors or officers resulting from any of the events described in this section 6.2(c)(ii).

(d) Director Recommendation. Except to the extent necessary to comply with their fiduciary duties, the members of the Board of Directors of Acquired Corporation agree to support publicly the Merger and to recommend that Acquired Corporation shareholders vote to approve the Merger at any meeting of the shareholders in which the Merger is considered.

(e) Shareholder Voting. Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from its directors, executive officers and affiliates substantially in the form set forth in Exhibit A.

(f) Financial Statements and Monthly Status Reports. Acquired Corporation shall furnish to BancGroup:

(i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

(iii) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

(g) Fiduciary Duties. Except as disclosed in Schedule 6.2(g), prior to the Effective Date, Acquired Corporation will use its commercially reasonable efforts so that (i) no director or officer (each an “Executive”) of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company; provided that the ownership of such Executive as an investor of not more than one percent of the outstanding securities of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executive’s obligations under this Section 6.2(g); (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation

Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

(h) Certain Practices. At the request of BancGroup, (i) Acquired Corporation shall consult with BancGroup and advise BancGroup through Caryn Cope (334-240-5002) or her designee of all of the Bank’s loan requests over $1,000,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

(i) Sale of Subsidiary Bank Charter. BancGroup contemplates that it may enter into agreements with another financial institutions to undertake a transaction or a series of transactions that would have the effect of transferring the Bank’s Charter to such other financial institution (a “Charter Sale”). Acquired Corporation agrees that it will take all commercially reasonable actions to assist BancGroup in such a Charter Sale, including, without limitation, approving such transactions as shareholder of the Bank, causing the Bank to prepare and execute such regulatory applications as may be required and to enter into such merger or other agreements as may be required to effectuate a Charter Sale.

ARTICLE 7

MUTUAL COVENANTS AND AGREEMENTS

7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. Each Party to this Agreement shall use commercially reasonable efforts to cause its respective officers to fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall use reasonable efforts to provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

7.3 Mutual Disclosure.

(a) Each Party hereto agrees, upon request from the other Party, to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-4 and S-8 registration statements and similar documents;

(b) promptly upon receipt thereof, each Party agrees to furnish to the other Party copies of all audit reports submitted to such Party by independent auditors in connection with each annual, interim or special audit of the books of such Party made by such accountants; and

(c) as soon a practicable, copies of all such financial statements and reports as each Party shall send to its stockholders and of such regular and periodic reports as each Party may file with the SEC or any other Agency shall be delivered to the other Party.

7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

8.1 Approval by Shareholders. At the Shareholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation’s articles of incorporation and bylaws.

8.2 Regulatory Authority Approval. (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Corporation, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the possible merger of the Bank with Colonial Bank, N.A., if such merger is desired by Colonial Bank, N.A., as contemplated pursuant to section 2.8 hereof and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any

Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

8.5 Tax Opinion. An opinion of PricewaterhouseCoopers LLP or such other reputable firm, shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a “reorganization” within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation; (iii) no gain or loss will be recognized by the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable “boot” received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefore if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date).

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

9.1 Representations and Warranties. The representations and warranties of BancGroup set forth herein shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of BancGroup shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless (i) such fact, event or circumstance was the result of an intentional act of BancGroup or (ii) such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of BancGroup, has had or would reasonably be expected to result in a Material Adverse Effect on BancGroup, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty or (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty, and the Acquired Corporation shall have received a certificate, dated the Closing Date, signed on behalf of BancGroup by the Chief Executive Officer and the Chief Financial Officer of BancGroup, to such effect.

9.2 Performance of Obligations of BancGroup. BancGroup shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement; and the Acquired Corporation shall have received a certificate, dated the Closing Date, signed on behalf of BancGroup by the Chief Executive Officer and the Chief Financial Officer of BancGroup, to such effect.

9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or an Executive Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

(a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

9.6 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

9.7 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impracticable because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

9.8 Fairness Opinion. Acquired Corporation shall have received from Keefe, Bruyette & Woods, Inc. a letter, dated as of the date of this Agreement, setting forth its opinion that the Merger Consideration to be received by the shareholders of Acquired Corporation under the terms of this Agreement is fair to them from a financial point of view.

9.9 Merger Consideration. BancGroup shall have deposited with the Exchange Agent sufficient cash to pay the Aggregate Cash Amount

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF BANCGROUP

The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

10.1 Representations and Warranties. The representations and warranties of the Acquired Corporation set forth herein shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of the Acquired Corporation shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless, (i) such fact, event or circumstance was the result of an intentional act of Acquired Corporation or (ii) such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Acquired Corporation, has had or would reasonably be expected to result in a Material Adverse Effect on the Acquired Corporation, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty or (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty, and BancGroup shall have received a certificate, dated the Closing Date, signed on behalf of the Acquired Corporation by the Chief Executive Officer and the Chief Financial Officer of the Acquired Corporation, to such effect.

10.2 Performance of Obligations of the Acquired Corporation. The Acquired Corporation shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement; and BancGroup shall have received a certificate, dated the Closing Date, signed on behalf of the Acquired Corporation by the Chief Executive Officer and the Chief Financial Officer of the Acquired Corporation, to such effect.

10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

(a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

(c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

10.4 Opinion of Counsel. BancGroup shall have received an opinion of Muldoon Murphy & Aguggia, LLP, counsel to Acquired Corporation, dated as of the Closing, substantially as set forth in Exhibit C hereto.

10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an “affiliate” of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a “distribution” (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.7 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impracticable because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

10.9 Landlord’s Consents. BancGroup shall have received any required consents from any landlords to any property leased by any Acquired Corporation Company.

ARTICLE 11

TERMINATION OF REPRESENTATIONS AND WARRANTIES

All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and Sections 6.2(c)(ii), 7.2, 13.3, Article 11, Article 12, Article 15, any applicable definitions of Article 14 and the Confidentiality Agreement shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

ARTICLE 12

NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a) If to Acquired Corporation to Stephen T. Kurtz, FFLC Bancorp, Inc., 800 North Boulevard West, Leesburg, Florida 34749, facsimile (352) 787-7206, telephone (352) 787-3311 with copies to George W. Murphy, Jr., Esq., Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, facsimile (202) 966-9409, telephone (202) 362-0840, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

(b) If to BancGroup, to W. Flake Oakley, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with copies to Hugh C. Nickson, III, Esq., Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 305, Montgomery, Alabama 36104, facsimile (334) 265-4533, telephone (334) 834-5550, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

ARTICLE 13

AMENDMENT OR TERMINATION

13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

(a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

(b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

(c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Corporation or Article 10 as to BancGroup shall not have been satisfied in full or waived; or

(d) by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to September 30, 2005, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 13.2(d).

(e) without further action by either Party, upon the execution by Acquired Corporation of an agreement which is legally binding on Acquired Corporation with any third party (other than BancGroup or its Subsidiaries) with respect to an Acquisition Proposal if, in connection therewith, BancGroup will have the right to demand the payment of the sum described in section 6.2(c)(ii) by the Acquired Corporation.

13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect other than as set forth in section 6.2(c)(ii) and except as provided in Article 11, and except that Acquired Corporation and BancGroup shall be liable for damages for any willful breach of a warranty, representation, covenant or other agreement contained in this Agreement.

ARTICLE 14

DEFINITIONS

(a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation	FFLC Bancorp, Inc., a Delaware corporation.

Acquired Corporation Company	Shall mean Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation Options	Options respecting the issuance of a maximum of 199,891 shares of Acquired Corporation common stock pursuant to Acquired Corporation’s stock option plans.

Acquired Corporation Stock	Shares of common stock, par value $0.01 per share, of Acquired Corporation.

Acquisition Proposal	Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies	Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement	Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets	Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup	The Colonial BancGroup, Inc., a Delaware corporation with its principal offices in Montgomery, Alabama.

Bank	First Federal Savings Bank of Lake County, a federally chartered savings and loan association.

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code	The Internal Revenue Code of 1986, as amended.

Common Stock	BancGroup’s Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Confidentiality Agreement	Confidentiality Agreement executed by BancGroup and Acquired Corporation on or around December 2, 2004.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract	Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default	Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL	The Delaware General Corporation Law.

Effective Date	Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws	Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exchange Ratio	The appropriate ratio calculated in the manner set forth in Section 3.1(a).

Exhibits	A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

GAAP	Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Knowledge	Means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry of the Chairman, President, Chief Financial Officer, Chief Operating Officer or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup. In the case of Acquired

Corporation it means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial Officer, Chief Credit Officer, or any other Executive Officer of Acquired Corporation or the Bank.

Law	Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability	Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien	Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation	Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property	Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss	Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material	For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect	On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of reasonable expenses incurred in connection with the transaction contemplated hereby (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger	The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration	The consideration as provided in Section 3.1(a).

Net Income	Net income as calculated in accordance with GAAP.

NYSE	The New York Stock Exchange.

Order	Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Shall mean Acquired Corporation or BancGroup, and “Parties” shall mean both Acquired Corporation and BancGroup.

Permit	Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person	A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement	The proxy statement used by Acquired Corporation to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement	The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Corporation, to register the shares of BancGroup Common Stock offered to shareholders of Acquired Corporation pursuant to this Agreement, including the Proxy Statement.

Resulting Corporation	BancGroup, as the surviving corporation resulting from the Merger.

SEC	United States Securities and Exchange Commission.

Shareholders Meeting	The special meeting of shareholders of Acquired Corporation called to approve the transactions contemplated by this Agreement.

Significant Subsidiaries	Shall have the same definition as it does in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended.

Subsidiaries	Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes	Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act	The Securities Act of 1933, as amended.

1934 Act	The Securities Exchange Act of 1934, as amended.

ARTICLE 15

MISCELLANEOUS

15.1 Expenses. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with the Registration Statement and printing costs incurred in connection with the printing of the Registration Statement.

(b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

15.3 Governing Law. Except to the extent the Laws of the State of Delaware apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation, except if such omitted term or provision would so materially adversely impact the economic benefits of the transaction to a Party as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

15.10 Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

15.13 Entire Contract. This Agreement, the Confidentiality Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:	FFLC BANCORP, INC.

/s/ Sandra L. Rutschow	/s/ Stephen T. Kurtz
By: Sandra L. Rutschow Its: Secretary	By: Stephen T. Kurtz Its: Chief Executive Officer and President

(CORPORATE SEAL)

ATTEST:	THE COLONIAL BANCGROUP, INC.

/s/ Helena T. Duncan	/s/ W. Flake Oakley
By: Helena T. Duncan Its: Secretary	By: W. Flake Oakley Its: President

(CORPORATE SEAL)

APPENDIX B

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

SPECIALISTS IN BANKING AND FINANCIAL SERVICES

THREE JAMES CENTER      1051 EAST CARY STREET      SUITE 1415

RICHMOND, VIRGINIA 23219

TELEPHONE	FACSIMILE
804-643-4250	804-643-4253

January 14, 2005

The Board of Directors

FFLC Bancorp, Inc.

800 North Boulevard West

Leesburg, Florida 34749

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of FFLC Bancorp, Inc. (“FFLC”) of the merger consideration in the proposed merger (the “Merger”) of FFLC into Colonial BancGroup, Inc. (“CNB”), pursuant to the Agreement and Plan of Merger, dated as of January 14, 2005, between FFLC and CNB (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock of FFLC, par value $0.01 per share, (the “Common Shares”) will be converted into the right to receive, at the election of a FFLC shareholder, (a) 2.0000 shares of CNB common stock, par value $2.50 per share or (b) cash in the amount of $42.00; in each case, subject to the formulas and certain adjustments as set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, FFLC and CNB, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of FFLC and CNB for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of FFLC in rendering this fairness opinion and will receive a fee from FFLC for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FFLC and CNB and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2003, 2002 and 2001 of FFLC; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2003, 2002 and 2001 of CNB; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of FFLC and certain other communications from FFLC to its respective shareholders; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of CNB and certain other communications from CNB to its respective shareholders; and (vi) other financial information concerning the businesses and operations of FFLC and CNB furnished to us by FFLC and CNB for purposes of our analysis. We have also held discussions with senior management of FFLC and CNB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for FFLC and CNB with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

C-1

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of FFLC and CNB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for FFLC and CNB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of FFLC or CNB, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of FFLC and CNB; (ii) the assets and liabilities of FFLC and CNB; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FFLC or any other business combination in which FFLC might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

C-2

EXHIBIT 99.1

REVOCABLE PROXY

FFLC BANCORP, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2005

2:00 p.m.

The undersigned hereby appoints the official proxy committee, consisting of each member of the Board of FFLC Bancorp, Inc. (the “Company”), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at the Leesburg Community Building, 109 E. Dixie Avenue, Leesburg, Florida, on May 12, 2005, at 2:00 p.m., and at any and all adjournments thereof, as follows:

		1. The authorization, adoption and approval of the Agreement and Plan of Merger dated as of January 14, 2005 between FFLC Bancorp, Inc. and The Colonial BancGroup, Inc.	For ☐	Against ☐	Abstain ☐

Please be sure to sign and date this Proxy in the box below	Date	2. The election as directors of all nominees listed below (except as marked to the contrary):	For ☐	Withhold ☐	Except ☐
James P. Logan Ted R Ostrander, Jr. Gregory P. Padgett

Stockholder sign above—Co-holder (if any) sign above		(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “Except” and write that nominee’s name in the space provided below.)

Stockholder Assistance

Stockholders requiring a change of address, records or information about lost certificates or dividend checks should contact FFLC Bancorp’s transfer agent:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

800-368-5948

		3. The approval of Hacker, Johnson & Smith PA as the Company’s independent auditors for the fiscal year ending December 31, 2005.	For ☐	Against ☐	Abstain ☐
4. On such other matters as may properly come before the meeting and at any adjournment thereof in accordance with their best judgment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Meeting and of a Proxy Statement-Prospectus dated March 31, 2005, as well as a copy of FFLC Bancorp’s 2004 Annual Report.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign, but the signature of one holder is sufficient, unless contested.

Exhibit 99.2

ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates of common stock, par value $0.01 per share, of FFLC Bancorp, Inc.

DESCRIPTION OF SHARES SURRENDERED (Please fill in. Attach separate schedule if needed)
Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections	Certificate No(s)	Number of Shares

TOTAL SHARES è

Mail or deliver this Election Form and Letter of Transmittal, or a facsimile, together with the certificate(s) representing your shares, to the Exchange Agent:

SunTrust Banks, Inc.

For Information Call:

By Mail or Overnight Delivery:

SunTrust Banks, Inc.

Method of delivery of the certificate(s) is at the option and risk of the owner thereof.    See Instruction 6.

ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON MAY 11, 2005

(SunTrust Banks, Inc. must receive your election materials no later than this time.)

☐    Check this box if your Certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 4.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 14, 2005 (“Merger Agreement”) by and between The Colonial BancGroup, Inc. (“Colonial”) and FFLC Bancorp, Inc. (“FFLC”), upon consummation of the merger of Colonial and FFLC, each share of FFLC common stock will be converted into the right to receive either two shares of Colonial common stock or $42.00 cash; provided that not more than $79,559,369 must be paid by Colonial in cash pursuant to the terms of the Merger Agreement. Consequently, if FFLC shareholders elect to receive greater than $79,559,369 in cash in the aggregate, then FFLC shareholders who have elected cash will have the amount of cash they receive reduced and the amount of stock they receive increased on a pro rata basis. Accordingly, depending on the elections of other FFLC stockholders, the amount of cash and/or stock that you receive may differ from the amounts you elect to receive.

FFLC shareholders are being given the opportunity to elect the form of consideration to be received by them in the merger. For a full discussion of the merger and effect of this election, see the proxy statement/prospectus dated March 31, 2005.

This election governs the consideration that you, as a shareholder of FFLC, will receive if the merger is approved and consummated. This election may also affect the income tax treatment of the consideration that you receive.

Complete the box on page 2 to make an election (1) to have all of your shares of FFLC common stock converted into the right to receive shares of Colonial common stock, (a “Stock Election”), OR (2) to have all of your shares of FFLC common stock converted into the right to receive $42.00 in cash (a “Cash Election”), OR (3) to have the indicated number of your shares of FFLC common stock converted into the right to receive shares of Colonial common stock and the remainder of your shares converted into the right to receive $42.00 in cash (“Mixed Election”) OR (4) to indicate that you make no election. If the “NON-ELECTION” box is checked, you will receive Colonial stock.

To be effective, this Election Form and Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent, together with the certificates representing your shares, at the address above prior to the Election Deadline.

ELECTION

I hereby elect to receive the following as consideration for my shares of FFLC common stock: (check only one box)

☐	STOCK ELECTION—Each share of FFLC common stock converted into the number of shares of Colonial common stock calculated as provided in the Merger Agreement.		☐	NON-ELECTION You will be deemed to have made a NON-ELECTION if:

☐	CASH ELECTION—Each share of FFLC common stock converted into cash payment of $42.00 per share.		A.	No choice is indicated above;

☐	MIXED ELECTION		B.	You fail to follow the instructions on this Election Form and Letter of Transmittal (including submission of your FFLC Common Stock certificates) or otherwise fail properly to make an election; or

	(insert number)	shares of FFLC common stock converted into shares of Colonial common stock.	C.	A completed Election Form and Letter of Transmittal (including submission of your FFLC Common Stock certificates) is not actually received by the Election Deadline.
My remaining shares of FFLC common stock converted into cash payment of $42.00 per share.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange. Please issue the new certificate and/or check in the name shown above to the above address unless instructions are given in the boxes below.

SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the new certificate and/or check is to be issued in a name that differs from the name on the surrendered certificate(s). Issue to:	Complete ONLY if the new certificate and/or check is to be mailed to an address other than the address reflected above. Mail to:

Name:	Name:

Address:	Address:

(Please also complete Substitute Form W-9 on page 2 AND see instructions regarding signature guarantee. See Instructions 8, 9 and 10)	See Instruction 9

YOU MUST SIGN IN THE BOX BELOW

* SIGNATURE(S) REQUIRED * Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 8.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 7, 8 and 9.

Unless the shares are tendered by the registered holder(s) of the common stock, or for the account of a member of a “Signature Guarantee Program” (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), your signature(s) must be guaranteed by an Eligible Institution.

Registered Holder	Authorized Signature
Registered Holder	Name of Firm
Title, if any	Address of Firm—Please Print

Date: Phone No.:

Also: Sign and provide your tax ID number on page 3 of this form.

IMPORTANT TAX INFORMATION

Under the Federal income tax law, a non-exempt shareholder is required to provide the Exchange Agent with such shareholder’s correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9 below. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering shareholder to 30% federal income tax withholding on the payment of any cash. If the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 30% on all payments to such surrendering shareholders of any cash consideration due for their former shares. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional details on what Taxpayer Identification Number to give the Exchange Agent.

PAYER: SUNTRUST BANKS, INC.

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see Taxpayer Identification Number on Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Social Security Number – –

For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

or

Note: If the account is in more than one name, see the chart on Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.		Employer identification number –
Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.	I am a U.S. person (including a U.S. resident alien).

Certification instructions.    You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

Sign Here	Signature of U.S. Person |	Date |

INSTRUCTIONS

(Please read carefully the instructions below)

1.    Election Deadline:    For any election contained herein to be considered, this Election Form and Letter of Transmittal, or a facsimile thereof, properly completed and signed, together with the related FFLC common stock certificates, must be received by the Exchange Agent at the address on the front of this Election Form and Letter of Transmittal no later than 5:00 P.M., EASTERN TIME, ON MAY 11, 2005 or earlier if your shares are held by a broker or other nominee or in “street name.” The Exchange Agent, in its sole discretion, will determine whether any Election Form and Letter of Transmittal is received on a timely basis and whether an Election Form and Letter of Transmittal has been properly completed.

2.    Revocation or Change of Election Form:    Any Election Form and Letter of Transmittal may be revoked or changed by written notice from the person submitting such form to the Exchange Agent, but to be effective such notice must be received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent will have discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

3.    Surrender of Certificate(s):    For any election contained herein to be effective, this Election Form and Letter of Transmittal must be accompanied by the certificate(s) evidencing your shares and any required accompanying evidences of authority.

4.    Lost Certificate(s):    If the certificate(s) that a registered holder (or transferee) wants to surrender has been lost or destroyed, that fact should be indicated on the face of this Letter of Transmittal which should then be delivered to the Exchange Agent after being otherwise properly completed and duly executed. In such event, the Exchange Agent will forward additional documentation necessary to be completed in order to effectively replace such lost or destroyed certificate(s).

5.    Termination of Merger:    In the event of termination of the Merger Agreement, the Exchange Agent will promptly return stock certificates representing shares of FFLC common stock. In such event, shares of FFLC common stock held through nominees are expected to be available for sale or transfer promptly. Certificates representing shares of FFLC common stock held directly by FFLC stockholders will be returned by registered mail. The Exchange Agent and Colonial will use their commercially reasonable efforts to cooperate with FFLC and FFLC stockholders to facilitate return of FFLC stock certificates in the event of termination of the Merger Agreement, but return of certificates other than by registered mail will only be made at the expense, written direction and risk of FFLC stockholders, accompanied by a pre-paid, pre-addressed return courier envelope sent to the Exchange Agent.

6.    Method of Delivery:    Your old certificate(s) and the Election Form and Letter of Transmittal must be sent or delivered to the Exchange Agent. Do not send them to Colonial or FFLC. The method of delivery of certificates to be surrendered to the Exchange Agent at the address set forth on the front of the Election Form and Letter of Transmittal is at the option and risk of the surrendering shareholder. Delivery will be deemed effective only when received. If the certificate(s) are sent by mail, registered mail with return receipt requested and properly insured is suggested. A return envelope is enclosed.

7.    New Certificate/Check Issued in the Same Name:    If the new certificate and/or check are to be issued in the same name as the surrendered certificate is registered, the Election Form and Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered. Do not sign the certificate(s). Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Issuance/Payment Instructions” or are for the account of an Eligible Institution. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Election Form and Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Forms and Letters of Transmittal as there are different registrations. Election Forms and Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

8.    New Certificate/Check Issued in Different Name:    If the section entitled “Special Issuance/Payment Instructions” is completed, then signatures on this Election Form and Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each an “Eligible Institution”). If the surrendered certificates are registered in the name of a person other than the signer of this Election Form and Letter of Transmittal, or if issuance is to be made to a person other than the signer of this Election Form and Letter of Transmittal, or if the issuance is to be made to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

9.    Special Issuance/Payment and Delivery Instructions:    Indicate the name and address in which the new certificate and/or check is to be sent if different from the name and/or address of the person(s) signing this Election Form and Letter of Transmittal. The shareholder is required to give the social security number or employer identification number of the record owner of the Shares. If Special Issuance/Payment Instructions have been completed, the shareholder named therein will be considered the record owner for this purpose.

Exhibit 99.3

[First Federal Savings Bank of Lake County Letterhead]

Dear KSOP Participant:

On behalf of the Board of Directors of FFLC Bancorp, Inc. (the “Company”), I am forwarding the attached vote authorization form provided for the purpose of conveying your voting instructions to the Bank of New York, as trustee for the First Federal Savings Bank of Lake County Employee Stock Ownership Plan and 401(k) Plan (“KSOP”), on the proposals to be presented at the 2005 Annual Meeting of Stockholders of FFLC Bancorp, Inc., to be held on May 12, 2005. We have posted the Notice and Proxy Statement for the Annual Meeting and the Company’s Annual Report to Stockholders in the FFLC section on First Federal’s website at http://www.1stfederal.com, and you can retrieve them from there on your office computer.

Included within these materials is an election form. You may use this form to elect what percentage of cash, if any, you wish to receive for your shares of FFLC common stock. If you do not return an election form by the deadline, then your merger consideration will only be in the form of Colonial BancGroup common stock (except for cash received for a fractional share). The deadline by which election forms must be received by FFLC is April 15, 2005.

As a participant in the KSOP, you are entitled to direct the vote of all shares of Company common stock credited to your account as of March 23, 2005, the Annual Meeting Record Date. If you do not direct the KSOP Trustee as to how to vote the shares of Company common stock credited to your KSOP account, or your voting instructions are not received by the KSOP Trustee by April 15, 2005, the KSOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants subject to its fiduciary duties.

In order to direct the voting of the shares of Company common stock credited to your KSOP account, please complete and sign the attached vote authorization form and return it in the enclosed envelope no later than April 15, 2005. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or First Federal Savings Bank of Lake County. An independent third party will tabulate the voting instructions and provide the KSOP Trustee with the results. Also, please complete the election form and return in the envelope with your voting instructions by April 15, 2005.

Sincerely,

Brenda M. Grubb Human Resources Manager

Exhibit 99.4

NAME:
(Print Name)

VOTE AUTHORIZATION FORM

I, the undersigned, understand that the Bank of New York, as Trustee is the holder of record and custodian of all shares attributable to me of FFLC Bancorp, Inc. (the “Company”) common stock under the First Federal Savings Bank of Lake County Employee Stock Ownership and 401(k) Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders on May 12, 2005.

Accordingly, you are to vote all shares attributable to me as follows:

1.	The approval of the Agreement and Plan of Merger, dated as of January 14, 2005 between FFLC Bancorp, Inc. and the Colonial BancGroup, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The election as directors of all nominees listed (except as marked to the contrary below)

James P. Logan and Ted R. Ostrander, Jr. and Gregory P. Padgett

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below:

3.	The approval of Hacker, Johnson & Smith PA as the Company’s independent auditors for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Trustee is hereby authorized to vote any shares held in trust and attributable to me as indicated above. I understand that if I sign this form without indicating specific instructions, shares attributable to me will be voted FOR the listed proposals and FOR other matters as recommended by the Board of Directors.

Date	Signature

Please date, sign exactly as your name appears and return this form in the enclosed envelope.

The signer acknowledges receipt from the Company prior to the execution of this Vote Authorization Form of a Notice of Meeting and of a Proxy Statement dated March 31, 2005, as well as a copy of FFLC Bancorp’s 2004 Annual Report.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS

This authorization form is revocable and will be voted as directed, but if no instructions are specified, these shares will be voted FOR each of the proposals listed. Please note that if this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares allocated to a participant’s account will be voted in the same proportion, as shares of FFLC stock for which directions have been received, unless the Bank of New York determines to vote otherwise, consistent with its obligations under ERISA.